Exhibit 10.43

MASTER LOAN AGREEMENT

by and among

INDIANA BIO-ENERGY, LLC

and

AGSTAR FINANCIAL SERVICES, PCA

dated

as of

February 27, 2007

i

LIST OF SCHEDULES AND EXHIBITS

Schedule 3.01(d)	Real Property
Schedule 4.01(a)	Description of Certain Transactions Related to the Borrower’s Stock
Schedule 4.0] (f)	Description of Certain Threatened Actions, etc.
Schedule 4.01 (k)	Location of Inventory and Farm Products; Third Parties in Possession; Crops
Schedule 4.01 (1)	Office Locations; Fictitious Names; Etc.
Schedule 4.01(p)	Intellectual Property
Schedule 4.01(t)	Environmental Compliance
Schedule 5.01(0)	Management
Schedule 5.02(a)	Description of Certain Liens, Lease Obligations, etc.
Schedule 5.02(k)	Transactions with Affiliates

Exhibit A	Compliance Certificate
Exhibit B	Project Sources and Uses Statement

ii

MASTER LOAN AGREEMENT

THIS MASTER LOAN AGREEMENT (this “Agreement”), dated as of February 27, 2007, between AGSTAR FINANCIAL SERVICES, PCA, a United States instrumentality (the “Lender”) and INDIANA BIO-ENERGY, LLC, an Indiana limited liability company (the “Borrower”).

RECITALS

A.

The Borrower has requested the Lender extend to the Borrower various credit facilities for the purposes of acquiring, constructing, equipping, furnishing, and operating an ethanol production facility to he located near the City of Bluffton, Wells County, Indiana (the “Project”).

B.

Lender has agreed to make such loans to the Borrower, and in order to reduce the amount of paperwork associated therewith, Lender and the Borrower would like to enter into a master loan agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, intending to be legally bound hereby, and in consideration of Lender making one or more loans to the Borrower, Lender and the Borrower agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01.

Certain Defined Terms. As used in this Agreement and in the Supplements, the following terms shall have the following meanings. Terms not otherwise defined in this Agreement shall have the meanings attributed to such terms in the Uniform Commercial Code, as amended from time to time. All references to dollar amounts shall mean amounts in lawful money of the United States of America.

“Advances” means the Loans or Letters of Credit provided the Borrower pursuant to this Agreement and the Supplements to this Agreement.

“Affiliate” means, as to any Person, any other Person: (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; (b) that directly or indirectly beneficially owns or holds ten percent (10%) or more of any class of voting stock or membership interests (units) of such Person; or (c) ten percent (10%) or more of the voting stock or membership interests (units) of which is directly or indirectly beneficially owned or held by the Person in question. The term “control” means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, in no event shall the Lender or any bank be deemed an Affiliate of the Borrower or any of their subsidiaries.

“Agreement” means this Agreement, as this Agreement may be amended, modified or supplemented from time to time, together with all exhibits and schedules attached to or made a part of this Agreement from time to time.

“Allowed Distributions” has the meaning specified in Section 5.02(b).

“Borrower” means Indiana Bio-Energy, LLC, an Indiana limited liability company.

“Borrower’s Equity” means funds of at least 48.3% of Project Costs consisting of member cash equity of not less than $61,800,000.00 plus subordinated debt in an amount not less than $22,000,000.00.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of the State of Minnesota, or are in fact closed in, the state where the Lender’s Office is located and, if such day relates to any LIBOR Rate, means any such day on which Lender is open for business, dealings in U.S. dollar deposits are being carried out in the London interbank market, and banks are open for business in New York City and London, England.

“Capital Expenditures” means, for any period, the sum of all amounts that would, in accordance with GAAP consistently applied, be included as additions to property, plant and equipment on a statement of cash flows for the Borrower during such period, with respect to: (a) the acquisition, construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or leaseholds; or (b) other capital expenditures and other uses recorded as capital expenditures having substantially the same effect.

“Closing Date” means February 27, 2007.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Collateral” means and includes, without limitation, all property and assets granted as collateral security for the Loans or other indebtedness, whether real or personal property, whether granted directly or indirectly, whether granted now or in the future, and whether granted in the form of a security interest, mortgage, assignment of rents, deed of trust, assignment, pledge, chattel mortgage, chattel trust, factor’s lien, equipment trust, conditional sale, trust receipt, lien, charge, lien or title retention contract, lease or consignment intended as a security device, or any other security or lien interest whatsoever, whether created by law, contract or otherwise.

“Commitment” means the respective amounts committed to by Lender under this Agreement, the Supplements and the Notes.

“Completion Date” means the earlier of (i) December 31, 2008, or (ii) the date a Completion Certificate is issued for the Project executed by the Borrower, General Contractor and Inspecting Engineer.

“Completion Certificate” means a certificate in form and substance reasonably acceptable to Lender, executed by the Borrower, General Contractor and Inspecting Engineer stating that the Project is completed and that the processing equipment and fixtures are fully operational.

“Compliance Certificate” means a certificate of the Treasurer, or any other officer reasonably acceptable to the Lender, of the Borrower, substantially in the form attached hereto as Exhibit A, setting forth the calculations of current financial covenants and stating: (a) the Financial Statements are true and correct and, other than the unaudited interim financial statements, have been prepared in accordance with GAAP consistently applied; (b) whether they have knowledge of the occurrence of any Event of Default under this Agreement, and if so, stating in reasonable detail the facts with respect thereto; and (c) reaffirm and ratify the representations and warranties, as of the date of the certificate, contained in this Agreement.

“Construction Advance” means any Advance for the payment of Project Costs.

“Construction Contracts” means any and all contracts between the Borrower and any Contractor and any subcontractor and between any of the foregoing and any other person or entity relating in any way to the construction of the Project, including the performing of labor or the furnishing of standard or specially fabricated materials in connection therewith.

“Construction Letters of Credit” has the meaning given in Section 7(b) of the First Supplement.

“Construction Loan” means the loan from the Lender to the Borrower in the amount of $90,000,000.00 and pursuant to the terms and conditions provided for in this Agreement and in the First Supplement to this Agreement.

“Construction Note” means that certain promissory note of even date herewith executed and delivered to the Lender by the Borrower in the amount of$90,000,000.00 and pursuant to the terms and conditions provided for in this Agreement and the First Supplement to this Agreement.

“Contractor” means and includes any person or entity, including the General Contractor, engaged to work on or to furnish materials or supplies for the Project.

“Conversion Date” means the date which is within 60 days after the Completion Date.

“Debt” means: (A) indebtedness for borrowed money or for the deferred purchase price of property or services; (B) obligations as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases; (C) obligations under direct or indirect guaranties in respect of and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clause (A) or (B) above or (E) through (0) below; (D) liabilities in respect of unfunded vested benefits under plans covered by Title N of ERISA; (E) indebtedness in respect of mandatory redemption or mandatory dividend rights on equity interests but excluding dividends payable solely in additional equity interests; (F) all obligations of a Person, contingent or otherwise, for the payment of money under any noncompete, consulting or similar agreement entered into with the seller of a company or its assets or any other similar arrangements providing for the deferred payment of the purchase price for an acquisition permitted hereby or an acquisition consummated prior to the date hereof; and (G) all obligations of a Person under any Hedging Agreement.

“Default Rate” means the lesser of: (a) the Maximum Rate; or (b) the rate per annum which shall from day-to-day be equal to two percent (2%) in excess of the then applicable rate of interest under any Supplement or Note.

“Disbursing Account” means a deposit or escrow account established by Home Federal Savings Bank for purposes of making all Advances under the Disbursing Agreement. This shall be established prior to the Closing Date and Home Federal Savings Bank shall provide a commitment to the Disbursing Agent of the Borrower’s Equity prior to the Closing Date.

“Disbursing Agent” means Chicago Title Insurance Company through its Crown Point, Indiana office, its successors and assigns.

“Disbursing Agreement” means the Disbursing Agreement, of even date herewith, executed by the Disbursing Agent, the Borrower, and the Lender, as the same may be from time to time amended, modified, or supplemented from time to time.

“Distribution” means any dividend, distribution, payment, or transfer of property by the Borrower to any member of the Borrower, including Allowed Distributions, Reinvestment Distributions and Excess Distributions.

“Environmental Laws” shall have the meaning ascribed to such term in the Environmental Indemnity Agreement.

“EBITDA” means for any period, the total of the following each calculated without duplication for the Borrower for such period: (i) net income; plus (ii) any provision for (or less any benefit from) income taxes included in determining such net income; plus (iii) Interest Expense deducted in determining such net income; plus (iv) amortization and depreciation expense deducted in determining such net income.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Events of Default” has the meaning specified in Section 6.01.

“Excess Cash Flow” means EBITDA, less the sum of: (i) required payments in respect of Funded Debt; (ii) Maintenance Capital Expenditures; and (iii) Allowed Distributions.

“Excess Cash Flow Payment” has the meaning specified in Section 2.17.

“Excess Distributions” shall have the meaning specified in Section 5.02(b).

“Extraordinary Items” means items which are material and significantly different from the Borrower’s typical business activities, determined in accordance with GAAP, consistently applied.

“First Supplement” means that certain First Supplement to the Master Loan Agreement (Construction and Term Loan) dated as of the date hereof between the Borrower and the Lender, as the same may be amended, restated, supplemented or modified from time to time.

“Fixed Charge Coverage Ratio” means the ratio of EBITDA divided by the sum of (i) scheduled principal payments for the Loans, (ii) scheduled principal payments for Subordinated Debt, (iii) interest on the Loans, (iv) interest on Subordinated Debt, (v) Distributions, and (vi) Maintenance Capital Expenditures.

“Fixed Rate Loan” means that portion of the unpaid principal balance of the Construction Loan that is converted to a Term Loan and will accrue interest at a fixed rate of interest pursuant to Section 2.04.

“Food Security Act” means the Food Security Act of 1985, 7 U.S.C. §1631, as amended, and the regulations promulgated thereunder.

“Funded Debt” means the principal amount of all Debt of the Borrower having a final maturity of more than one year from the date of origin thereof (or which is renewable or extendible at the option of the obligor for a period or periods more than one year from the date of origin) excluding, however, the principal amount due under any Term Revolving Note or any other line of credit used by Borrower for working capital purposes, all determined in accordance with GAAP, consistently applied for the period in question.

“GAAP” means generally accepted accounting principals, consistently applied.

“General Contractor” means Fagen, Inc., a Minnesota corporation, its successors and permitted assigns.

“Governmental Authority” means and includes any and all courts, boards, agencies, commissions, offices, or authorities of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city, or otherwise) whether now or hereafter in existence.

“Income Taxes” means the applicable state, local or federal tax on the net income of the Borrower.

“Inspecting Engineer” means Harris Group, and its successors and permitted assigns.

“Intellectual Property” has the meaning specified in Section 4.01 (P).

“Interest Expense” means for any period, the total interest expense of the Borrower.

“Interest Period” means the period commencing on the date of an Advance and ending on the numerically corresponding day in the first calendar month thereafter, except that each such Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (a) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day or if such succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day; (b) any Interest Period which would otherwise extend beyond the Maturity Date shall end on the Maturity Date; and (c) no Interest Period shall have a duration of less than one (1) month.

“Inventory” means all of the Borrower’s inventory, as such term is defined in the UCC, whether now owned or hereafter acquired, whether consisting of whole goods, spare parts or components, supplies or materials, whether acquired, held or furnished for sale, for lease or under service contracts or for manufacture or processing, and wherever located.

“Lender” means AgStar Financial Services, PCA, and its successors and assigns.

“Letter of Credit” means the Construction Letters of Credit and Revolving Letters of Credit issued by Lender pursuant to the terms of this Agreement and Supplements.

“Letter of Credit Liabilities” means, at any time, the aggregate maximum amount available to be drawn under all outstanding Letters of Credit (in each case, determined without regard to whether any conditions to drawing could then be met) and all unreimbursed drawings under Letters of Credit.

“LIBOR Rate” (London Interbank Offered Rate) means the rate (rounded upward to the nearest sixteenth and adjusted for reserves required on Eurocurrency Liabilities (as hereinafter defined) for banks subject to FRB Regulation D (as hereinafter defined) or required by any other federal law or regulation), quoted by the British Bankers Association (the “BBA”) at 11 :00 a.m. London time two Banking Days (as hereinafter defined) before the commencement of the Interest Period for the offering of U.S. Dollar deposits in the London interbank market for an Interest Period of one month, as published by Bloomberg or another major information vendor listed on BBA’s official website. “Banking Day” shall mean a day on which Lender is open for business, dealings in U.S. dollar deposits are being carried out in the London interbank market, and banks are open for business in New York City and London, England. “Eurocurrency Liabilities” has the meaning as set forth in FRB Regulation D. “FRB Regulation D” means Regulation D as promulgated by the Board of Governors of the Federal Reserve System, 12 CFR Part 204, as amended from time to time.

“Loan and Carrying Charges” means all commitment fees to the Lender, brokerage fees, standby fees, interest charges, service fees, attorneys’ fees, contractors’ fees, developers’ fees, funding fees, title insurance fees and charges, recording fees, registration taxes, real estate taxes, special assessments, insurance premiums, and utility charges incurred by the Borrower in the construction of the Project and issuance of the Notes, all costs incurred in acquisition of the Real Property (to the extent applicable) and any other costs incurred in the development of the Project.

“Loan Documents” means this Agreement, any and all Supplements to this Agreement, the Notes, Letters of Credit, the Security Agreement, the Mortgage, the Environmental Indemnity Agreement and all other agreements, documents, instruments, and certificates of the Borrower delivered to, or in favor of, the Lender under this Agreement or in connection herewith or therewith, including, without limitation, all agreements, documents, instruments, and certificates delivered in connection with the extension of Advances by the Lender.

“Loan Obligations” means all obligations, indebtedness, and liabilities of the Borrower to the Lender, including the Reimbursement Obligations, arising pursuant to any of the Loan Documents, whether now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligation of the Borrower to repay the Advances, interest on the Advances, and all fees, costs, and expenses (including, without limitation, reasonable attorneys’ fees and expenses) provided for in the Loan Documents.

“Loan/Loans” means and includes the Construction Loan, the Term Loan, and the Term Revolving Loan and any other financial accommodations extended to the Borrower by the Lender pursuant to the terms of this Agreement and any Supplements.

“Long Term Debt” means indebtedness that matures more than one year after the date of determination thereof.

“Long Term Marketing Agreement” means any contract, agreement or understanding of the Borrower having a term of one year or more after the date of determination thereof relating to the sale of any raw materials, inventory, products or by-products of the Borrower.

“Maintenance Capital Expenditures” means all Capital Expenditures made in the ordinary course of business to maintain existing business operations of the Borrower in any fiscal year, determined in accordance with GAAP, consistently applied.

“Material Adverse Effect” means any set of circumstances or events which: (i) has or could reasonably be expected to have any material adverse effect upon the validity or enforceability of any Loan Documents or any material term or condition contained therein; (ii) is or could reasonably be expected to be material and adverse to the condition (financial or otherwise), business assets, operations, or property of the Borrower when considered as a whole; or (iii) materially impairs or could reasonably be expected to materially impair the ability of the Borrower to perform the obligations under the Loan Documents.

“Material Contract” means (i) any contract or any other agreement, written or oral, or any of the Borrower or its Subsidiaries involving monetary liability of or to any such person in an amount in excess of $250,000.00 per annum; and (ii) any other contract or agreement, written or oral, of the Borrower or any of its Subsidiaries the failure to comply with which could reasonably be expected to have a Material Adverse Effect on the Borrower or its Subsidiaries; provided, however, that any contract or agreement which is terminable by a party other than the Borrower or its Subsidiaries without cause upon notice of 90 days or less shall not be considered a Material Contract.

“Maturity Date” means the fifth annual anniversary of the Conversion Date.

“Maximum Rate” means the maximum nonusurious interest rate, if any, at any time, or from time to time, that may be contracted for, taken, reserved, charged or received under applicable state or federal laws.

“Mortgage” means that certain Construction/Permanent Mortgage, Security Agreement, Assignment of Leases and Rents, Financing Statement and Fixture Filing of even date herewith, pursuant to which a mortgage interest shall be given by the Borrower to the Lender in the Real Property to secure payment to the Lender of the Loan Obligations.

“Net Income” means net income as determined in accordance with GAAP.

“Note/Notes” means and includes the Construction Note and Term Revolving Note and all other promissory notes executed and delivered to the Lender by the Borrower pursuant to the terms of this Agreement and any Supplements as the same may be amended, modified, supplemented, extended or restated from time to time.

“Ordinary Trade Payable Dispute” means trade accounts payable, in an aggregate amount not in excess of $150,000:00 with respect to the Borrower, and with respect to which: (a) there exists a bona fide dispute between Borrower and the vendor; (b) the Borrower is contesting the same in good faith by appropriate proceedings; and (c) the Borrower has established appropriate reserves on its financial statements.

“Permitted Liens” shall have the meaning as set forth in Section 5.02(a) hereof.

“Person” means any individual, corporation, business trust, association, company, partnership, joint venture, governmental authority, or other entity.

“Personal Property” means all buildings, structures, equipment, fixtures, improvements, building supplies and materials and other personal property now or hereafter attached to, located in, placed in or necessary to the use of the improvements on the Real Property including, but without being limited to, all machinery, fixtures, equipment, furnishings, and appliances, as well as all renewals, replacements, additions, and substitutes thereof, and all products and proceeds thereof, and including without limitation all accounts, instruments, chattel paper, other rights to payment, money, deposit accounts, insurance proceeds and general intangibles of the Borrower, whether now owned or hereafter acquired.

“Plans and Specifications” means the final plans and specifications for the construction of the Project, to be prepared by the General Contractor, and approved by the Lender, and all amendments and modifications and supplements thereof approved by Lender.

“Project” means any and all buildings, structures, fixtures, and other improvements made to the Real Property and other uses identified in the Project Sources and Uses Statement as part of the acquisition and construction of ethanol production facility in Bluffton, Indiana, for which the Loans to Borrower are being made hereunder.

“Project Costs” means the total of all costs of acquiring the Real Property and constructing the Project as identified in the Project Sources and Uses Statement, together with all Loan and Carrying Charges.

“Project Sources and Uses Statement” means the statement attached hereto as Exhibit B which identifies the sources and uses of monies in a total amount of $173,800,000.00 related to the Project.

“Real Property” means that real property located in the County of Wells, State of Indiana, owned by the Borrower, upon which the Project is to be constructed and which is described in Schedule 3.01(d).

“Reimbursement Obligation” means the obligation of the Borrower to reimburse the Lender for any demand for payment or drawing under a Letter of Credit.

“Revolving Loan” means the Term Revolving Loan and any other revolving loan provided by the Lender to the Borrower pursuant to the terms and conditions provided for in this Agreement and in any revolving loan supplement.

“SARA” means the Superfund Amendment and Reauthorizations Act of 1986, as amended.

“Second Supplement” means that certain Second Supplement to the Master Loan Agreement (Term Revolving Loan) dated as of the date here of between the Borrower and the Lender, as the same may be amended, restated, supplemented or modified from time to time.

“Security Agreement” means the Security Agreement of even date, pursuant to which a security interest shall be granted by Borrower to the Lender in the Personal Property to secure payment to the Lender to the Loan Obligations and includes any agreements executed by Borrower which evidence, govern, represent, or create a Security Interest, as the same has· been and may hereafter be amended or otherwise modified.

“Security Interest” means and includes without limitation any type of collateral security, whether in the form of a lien, charge, mortgage, assignment of rents, deed of trust, assignment, pledge, chattel mortgage, chattel trust, factor’s lien, equipment trust, conditional sale, trust receipt, lien or title retention contract, lease or consignment intended as a security device, or any other security or lien interest whatsoever, whether created by law, contract, or otherwise.

“Subordinated Debt” means Debt held by the US Bank, National Association, as trustee.

“Supplement” has the meaning set forth in Section 2.01 of this Agreement.

“Tangible Net Worth” means the excess of total assets over total liabilities except subordinated debt, total assets and total liabilities each to be determined in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 5.01(c) for the Borrower, excluding, however, from the determination of total assets: (i) goodwill, organizational expenses, research and development expenses, trademarks, trade names, copyrights, patents, patent applications, licenses and rights in any thereof, and other similar intangibles; (ii) treasury stock; (iii) securities which are not readily marketable; (iv) any write-up in the book value of any asset resulting from a revaluation thereof subsequent to the Closing Date; and (v) any items not included in clauses (i) through (v) above which are treated as intangibles in conformity with GAAP.

“Tangible Owner’s Equity” means the Tangible Net Worth divided by total assets, measured annually at the end of each fiscal year, and expressed as a percentage.

“Term Loan” means any amortizing loan with a maturity of greater than one year provided by the Lender to the Borrower pursuant to the terms and conditions of this Agreement and the First Supplement to this Agreement.

“Term Revolving Loan” means that certain loan from the Lender to the Borrower in the amount of $20,000,000.00 and pursuant to the terms and conditions provided for in this Agreement and the Second Supplement.

“Term Revolving Note” means that certain promissory note to be executed and delivered to the Lender by the Borrower on the Conversion Date pursuant to the terms and conditions provided for in this Agreement and the Second Supplement to this Agreement.

“Working Capital” means current assets of the Borrower less current liabilities of the Borrower as determined in accordance with GAAP. Working capital may include any unused commitment in the Revolving Term Loan less any current portion due.

Section 1.02.

Accounting Matters. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistently applied, except as otherwise stated herein. To enable the ready and consistent determination of compliance by the Borrower with its obligations under this Agreement, the Borrower will not change the manner in which either the last day of its fiscal year or the last days of the first three fiscal quarters of its fiscal years is calculated.

Section 1.03.

Construction. Wherever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate. The headings, captions or arrangements used in any of the Loan Documents are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify or modify the terms of the Loan Documents, nor affect the meaning thereof.

ARTICLE II

AMOUNTS AND TERMS OF THE LOANS

Section 2.01.

Supplements. In the event the Borrower desires to borrow from Lender and Lender is willing or otherwise committed to lend to the Borrower, or in the event Lender and Borrower desire to consolidate any existing loans hereunder, the parties will enter into a supplement to this Agreement (each supplement, as it may be amended, modified, supplemented, extended or restated from time to time, a “Supplement” and, collectively, the “Supplements”). Each Supplement will set forth Lender’s commitment to make a Loan to the Borrower, the amount of the Loan(s), the purpose of the Loan(s), the interest rate or rate options applicable to the Loan(s), the repayment terms of the Loan(s), and any other terms and conditions applicable to the Loan(s). Each Supplement will also be accompanied by a Note of the Borrower setting forth the Borrower’s obligation to make payments of interest on the unpaid principal balance of the Loan(s), and fees and premiums, if any, and to repay the principal balance of the Loan(s). Each Loan will be governed by the terms and conditions contained in this Agreement and in the Note and the Supplement relating to that Loan.

Section 2.02.

Construction Loan. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties set forth in this Agreement, the Lender has agreed to lend to Borrower and Borrower has agreed to borrow from Lender $90,000,000.00 for Project Costs. Such amount shall be loaned by Lender pursuant to the terms and conditions set forth in this Agreement and the First Supplement to this Agreement.

Section 2.03.

Term Revolving Loan. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties set forth in this Agreement, the Lender has agreed to lend to Borrower and Borrower has agreed to borrow from Lender, as of the Conversion Date and from time to time thereafter, on a revolving basis an amount not to exceed $20,000,000.00. Such amount shall be loaned by Lender pursuant to the terms and conditions set forth in this Agreement and the Second Supplement to this Agreement. Pursuant to the terms and conditions in this Agreement, the Lender may extend additional term Revolving Loans to the Borrower. Any such future term Revolving Loans shall be provided by Lender pursuant to the terms and conditions of a future term Revolving Loan Supplement.

Section 2.04.

Conversion of Construction Loan Into Term Loan and Term Revolving Loan. The Lender agrees to convert the Construction Loan into a Term Loan and Term Revolving Loan on the Conversion Date, provided all of the terms, conditions, warranties, representations, and covenants of the Borrower set forth in this Agreement, the First Supplement and the Second Supplement are satisfied in all material respects to the reasonable satisfaction of Lender. Any such amount shall be provided by Lender pursuant to the terms and conditions set forth in this Agreement, the First Supplement and the Second Supplement to this Agreement setting forth the terms and conditions of such Term Loan and Term Revolving Loan, provided, however, that (i) all unpaid principal and all accrued interest on the Term Loan and the Term Revolving Loan shall be due and payable on the Maturity Date and (ii) the Borrower shall have the right to convert up to 50% of the Term Loan into a Fixed Rate Loan, which shall bear interest at a rate equal to the rate listed in the “Government Agency and Similar Issues” section of the Wall Street Journal for the Federal Farm Credit Bank or the Federal Horne Loan Bank having a maturity approximately equal to the Maturity Date, which is in effect at the time of the Conversion Date plus 300 basis points, or another rate as agreed upon by the Lender and Borrower. Should the Borrower elect such fixed rate option, such rate of interest shall not be subject to any adjustments under Section 2.06 of this Agreement.

Section 2.05.

Letter of Credit Procedures J Fees / Reimbursement. All Letters of Credit that are issued under this Agreement and any supplements to this Agreement are subject to the following:

(a)

Letter of Credit Request Procedure. The Borrower shall give the Lender irrevocable prior notice (effective upon receipt) on or before 3:00 P.M. (Minneapolis, Minnesota time) on the Business Day three Business Days prior to the date of the requested issuance of a Letter of Credit specifying the requested amount, expiry date and issuance date of each Letter a f Credit to be issued and the nature of the transactions to be supported thereby. Any such notice received after 3:00 P.M. (Minneapolis, Minnesota time) on a Business Day shall be deemed to have been received and be effective on the next Business Day. Each Letter of Credit shall be in a form reasonably acceptable to Lender, have an expiration date that occurs on or before the date required pursuant to Section 7(b) of the First Supplement or Section 8 of the Second Supplement, as applicable, shall be payable in U.S. dollars, must be satisfactory in form and substance to the Lender, and shall be issued pursuant to such documentation as the Lender may require, including, without limitation, the Lender’s standard form letter of credit request and reimbursement agreement; provided that, in the event of any conflict between the terms of such agreement and the other Loan Documents, the terms of the other Loan Documents shall control.

(b)

Letter of Credit Fees. The Borrower shall pay to the Lender (i) all fees, costs, and expenses of the Lender arising in connection with any Letter of Credit, including the Lender’s customary fees for amendments, transfers, and drawings on Letters of Credit and (ii) on the date of the issuance of the Letter of Credit, and at the anniversary date of issuance of such Letter of Credit, an issuance fee equal to two and one-half (2.5%) percent, on an annualized basis, of the maximum amount available to be drawn under the Letter of Credit.

(c)

Funding of Drawings. Upon receipt from the beneficiary of any Letter of Credit of any demand for payment or other drawing under such Letter of Credit, the Lender shall promptly notify the Borrower as to the amount to be paid as a result of such demand or drawing and the respective payment date. Any notice pursuant to the forgoing sentence shall specify the amount to be paid as a result of such demand or drawing and the respective payment date.

(e)

Reimbursements. After receipt of the notice delivered pursuant to clause (c) of this Section 2.05 with respect to a Letter of Credit, the Borrower shall be irrevocably and unconditionally obligated to reimburse the Lender for any amounts paid by the Lender upon any demand for payment or drawing under the applicable Letter of Credit, without presentment, demand, protest, or other formalities of any kind other than the notice required by clause (c) of this Section 2.05. Such reimbursement shall occur no later than 3:00 P.M. (Minneapolis, Minnesota time) on the date of payment under the applicable Letter of Credit if the notice under clause (c) of this Section 2.05 is received by 2:00 P.M. (Minneapolis, Minnesota time) on such date or by 11:00 AM. (Minneapolis, Minnesota time) on the next Business Day, if such notice is received after 2:00 P.M. (Minneapolis, Minnesota time). All payments on or of the Reimbursement Obligations (including any interest earned thereon) shall be made to the Lender for the account of the Lender in U.S. dollars and in immediately available funds, without set-off, deduction, or counterclaim.

(f)

Reimbursement Obligations Absolute. The Reimbursement Obligations of the Borrower under this Agreement shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of the Loan Documents under all circumstances whatsoever and the Borrower hereby waives any defense to the payment of the Reimbursement Obligations based on any circumstance whatsoever, including, without limitation, in any case, the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit or any other Loan Document; (ii) any amendment or waiver of or any consent to departure from any Loan Document; (iii) the existence of any claim, set-off, counterclaim, defense, or other rights which any Borrower or any other Person may have at any time against any beneficiary of any Letter of Credit, the Lender or any other Person, whether in connection with any Loan Document or any unrelated transaction; (iv) any statement, draft, or other documentation presented under any Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; or (v) payment by the Lender under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; provided that Reimbursement Obligations with respect to a Letter of Credit may be subject to avoidance by a Borrower if the Borrower proves in a final non-appealable judgment that it was damaged and that such damage arose directly from the Lender’s willful misconduct or gross negligence in determining whether the documentation presented under the Letter of Credit in question complied with the terms thereof.

(g)

Issuer Responsibility. Borrower assumes all risks of the acts or omissions of any beneficiary of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Lender, nor any of its respective officers or directors shall have any responsibility or liability to the Borrower or any other Person for: (a) errors, omissions, interruptions, or delays in transmission or delivery of any messages; or (b) the validity, sufficiency, or genuineness of any draft or other document, or any endorsement(s) thereon, even if any such draft, document or endorsement should in fact prove to be in any and all respects invalid, insufficient, fraudulent, or forged or any statement therein is untrue or inaccurate in any respect. The Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

Section 2.06.

Adjustments to Interest Rate. Notwithstanding any other provision of this Agreement, the Supplements, the Notes, or the Loan Documents, after the Conversion Date, the rate of interest under any Loan which bears interest on a variable rate, shall be adjusted according to the following schedule should the Tangible Owner’s Equity of the Borrower, achieve the levels set forth below:

Tangible Owner’s Equity	Interest Rate
Less than 49.99%	Applicable LIBOR Rate plus 325 basis points
From 50% through 60%	Applicable LIBOR Rate plus 300 basis points
From 61 % through 70%	Applicable LIBOR Rate plus 275 basis points
Greater than 70%	Applicable LIBOR Rate plus 250 basis points

Upon delivery of the audited financial statements pursuant to Section 5.01 (c)(i) for each fiscal year end beginning with the first fiscal year end after the Conversion Date, the rate of interest for any month shall automatically be adjusted in accordance with the Tangible Owner’s Equity set forth therein and the rates set forth above. Such automatic adjustment to the rate of interest shall take effect as of the first Business Day of the month following the month in which the Lender received the related audited financial statements pursuant to Section 5.01 (c)(i). The term “Adjustment Date” shall mean each such Business Day when such rates, margins or fees change pursuant to the immediately prior sentence or the next following sentence. If the Borrower fails to deliver such audited financial statement which so sets forth the Tangible Owner’s Equity within the period of time required by Section 5.01 (c)(i) hereof or if any Event of Default occurs, the rate of interest shall automatically be adjusted to a rate equal to the applicable LIBOR Rate plus 325 basis points, such automatic adjustments: (a) to take effect as of the first Business Day after the last day on which the Borrower was required to deliver the applicable audited financial statement in accordance with Section 5.01 (c)(i) hereof or in the case of an Event of Default, on the date the written notice is given to the Borrower; and (b) to remain in effect until subsequently adjusted in accordance herewith upon the delivery of such audited financial statements or, in the case of an Event of Default, when such Event of Default has been cured to the satisfaction of the Lender.

Section 2.07.

Default Interest. In addition to the rights and remedies set forth in this Agreement and notwithstanding any Note: (i) if the Borrower fails to make any payment to Lender when due, subject to any applicable cure periods (including, without limitation, any purchase of equity of Lender as required by Section 2.15 of this Agreement), then at Lender’s option in each instance, such obligation or payment shall bear interest from the date due (subject to any applicable cure periods) to the date paid at 2% per annum in excess of the rate of interest that would otherwise be applicable to such obligation or payment; (ii) upon the occurrence and during the continuance of an Event of Default beyond any applicable cure period, if any, at Lender’s option in each instance, the unpaid balances of the Loans shall bear interest from the date of the Event of Default or such later date as Lender shall elect at 2% per annum in excess of the rate(s) of interest that would otherwise be in effect on the Loans under the terms of the applicable Note; (iii) after the maturity of any Loan, whether by reason of acceleration or otherwise, the unpaid principal balance of the Loan (including without limitation, principal; interest, fees and expenses) shall automatically bear interest at 2% per annum in excess of the rate of interest that would otherwise be in effect on the Loan under the terms of the applicable Note. Interest payable at the Default Rate shall be payable from time to time on demand or, if not sooner demanded, on the first day of each calendar month.

Section 2.08.

Late Charge. If any payment of principal or interest due under the Supplements or the Notes is not paid within ten (10) days of the due date thereof (other than following acceleration of the Maturity Date by Lender, or any required principal prepayments pursuant to this Agreement), the Borrower shall, in addition to such amount, pay a late charge equal to five percent (5%) of the amount of such payment.

Section 2.09.

Prepayment of Term Loan. The Borrower may, by notice to the Lender, prepay the outstanding amount of the Loans in whole or in part with accrued interest to the date of such prepayment on the amount prepaid; without penalty or premium, except as provided in this Section 2.09. In the event the Construction Loan or Term Loan is prepaid, in whole or in part, or the outstanding principal balance of the Loans is prepaid in its entirety, from the Closing Date through the first twenty-four (24) months after the Conversion Date, and such prepayment is as a result of refinancing obtained by the Borrower from a third party lender and not as a result of (a) income generated by the Borrower incidental to its operations or (b) casualty insurance proceeds or condemnation proceeds received by the Borrower as a result of an involuntary loss or other disposition of Collateral, Borrower shall pay a prepayment fee equal to the following specified percentage of the amount of principal prepaid:

Closing Date to Conversion Date	2.00%
Months 1 - 24 from Conversion Date	1.00%

Notwithstanding-the foregoing, no prepayment fee shall be required if such prepayment is made pursuant to Section 2.17 of this Agreement. In addition, in the event any Loan is converted to a fixed rate loan, the Borrower shall pay the prepayment fee applicable to that fixed interest rate, if any.

Section 2.10.

Changes in Law Rendering Certain LIBOR Rate Loans Unlawful. In the event that any change in any applicable law (including the adoption of any new applicable law) or any change in the interpretation of any applicable law by any judicial; governmental or other regulatory body charged with the interpretation, implementation or administration thereof, should make it (or in the good-faith judgment of the Lender should raise a substantial question as to whether it is) unlawful for the Lender to make, maintain or fund LIBOR Rate Loans, then: (a) the Lender shall promptly notify Borrower; and (b) the obligation of the Lender to make LIBOR rate loans of such type shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness. During the period of any suspension, Lender shall make loans to Borrower that are deemed lawful and that as closely as possible reflect the terms of this Agreement.

Section 2.11.

Payments and Computations.

(a)

Method of Payment. Except as otherwise expressly provided herein, all payments of principal, interest, and other amounts to be made by the Borrower under the Loan Documents shall be made to the Lender in U.S. dollars and in immediately available funds, without set-off, deduction, or counterclaim, not later than 2:00 P.M. (Minneapolis, Minnesota time) on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). The Borrower shall, at the time of making each such payment, specify to the Lender the sums payable under the Loan Documents to which such payment is to be applied and in the event that the Borrower fails to so specify or if an Event of Default exists, the Lender may apply such payment and any proceeds of any Collateral to the Loan Obligations in such order and manner as it may elect in its sole discretion.

(b)

Application of Funds. Lender may apply all payments received by it to the Loan Obligations in such order and manner as Lender may elect in its sole discretion; provided that any payments received from any guarantor or from any disposition of any collateral provided by such guarantor shall only be applied against obligations guaranteed by such guarantor.

(c)

Payments on a Non-Business Day. Whenever any payment under any Loan Document shall be stated to be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest and fees, as the case may be.

(d)

Proceeds of Collateral. All proceeds received by the Lender from the sale or other liquidation of the Collateral when an Event of Default exists shall first be applied as payment of the accrued and unpaid fees and expenses of the Lender hereunder, including, without limitation, under Section 7.04 and then to all other unpaid or unreimbursed Loan Obligations (including reasonable attorneys’ fees and expenses) owing to the Lender and then any remaining amount of such proceeds shall be applied to the unpaid amounts of Loan Obligations, until all the Loan Obligations have been paid and satisfied in full or cash collateralized. After all the Loan Obligations (excluding any contingent Loan Obligations for which no claim has been asserted) have been paid and satisfied in full, all Commitments terminated and all other obligations of the Lender to the Borrower otherwise satisfied, any remaining proceeds of Collateral shall be delivered to the Person entitled thereto as directed by the Borrower or as otherwise determined by applicable law or applicable court order.

(e)

Computations. Except as expressly provided otherwise herein, all computations of interest and fees shall be made on the basis of actual number of days lapsed over a year of 365 or 366 days, as appropriate. Interest shall accrue from and include the date of borrowing, but exclude the date of payment.

Section 2.12.

Maximum Amount Limitation. Anything in this Agreement, any Supplement, any Note, or the other Loan Documents to the contrary notwithstanding, Borrower shall not be required to pay unearned interest on any Note or any of the Loan Obligations, or ever be required to pay interest on any Note or any of the Loan Obligations at a rate in excess of the Maximum Rate, if any. If the effective rate of interest which would otherwise be payable under this Agreement, any Note or any of the other Loan Documents would exceed the Maximum Rate, if any, then the rate of interest which would otherwise be contracted for, charged, or received under this Agreement, any Note or any of the other Loan Documents shall be reduced to the Maximum Rate, if any. If any unearned interest or discount or property that is deemed to constitute interest (including, without limitation, to the extent that any of the fees payable by Borrower for the Loan Obligations to the Lender under this Agreement, any Supplement, any Note, or any of the other Loan Documents are deemed to constitute interest) is contracted for, charged, or received in excess of the Maximum Rate, if any, then such interest in excess of the Maximum Rate shall be deemed a mistake and canceled, shall not be collected or collectible, and if paid nonetheless, shall, at the option of the holder of such Note, be either refunded to the Borrower, or credited on the principal of such Note. It is further agreed that, without limitation of the foregoing and to the extent permitted by applicable law, all calculations of the rate of interest or discount contracted for, charged or received by the Lender under its Note, or under any of the Loan Documents, that are made for the purpose of determining whether such rate exceeds the Maximum Rate applicable to the Lender, if any, shall be made, to the extent permitted by applicable laws (now or hereafter enacted), by amortizing, prorating and spreading during the period of the full terms of the Advances evidenced by the Notes, and any renewals thereof all interest at any time contracted for, charged or received by Lender in connection therewith. This Section 2.12 shall control every other provision of all agreements among the parties to this Agreement pertaining to the transactions contemplated by or contained in the Loan Documents, and the terms of this Section 2.12 shall be deemed to be incorporated in every Loan Document and communication related thereto.

Section 2.13.

Lender Records. All advances and all payments or prepayments made thereunder on account of principal or interest may be evidenced by the Lender in accordance with its usual practice in an account or accounts evidencing such advances and all payments or prepayments thereunder from time to time and the amounts of principal and interest payable and paid from time to time thereunder; in any legal action or proceeding in respect of the Notes, the entries made in such account or accounts shall be prima facie evidence of the existence and amounts of all advances and all payments or prepayments made thereunder on account of principal or interest. Lender shall provide monthly statements of such entries to Borrower for the purpose of confirming the accuracy of such entries.

Section 2.14.

Loan Payments. During the continuance of an Event of Default, the Lender may deduct any obligations due or any other amounts due and payable by the Borrower under the Loan Documents from any accounts maintained with the Lender.

Section 2.15.

Purchase of Equity Interests in AgStar Financial Services, PCA. In addition to (and not in lieu of) the other amounts payable by Borrower under this Agreement or any Supplement, Borrower shall purchase $1,000.00 of equity interests in AgStar Financial Services, PCA. The purchase price for the equity interests shall be payable in full on or prior to the date hereof. Such purchase of equity interests shall comply with AgStar Financial Services, PCA’s bylaws and capital plans applicable to borrowers generally. Borrower hereby acknowledges receipt of the following information and materials pertaining to AgStar Financial Services, PCA prior to the execution of this Agreement: (i) copies of the by-laws of AgStar Financial Services, PCA; (ii) a written description of the terms and conditions under which the equity interests are issued; (iii) a copy of the most recent annual reports of AgStar Financial Services, PCA; and (iv) if more recent than the latest annual reports, the latest quarterly reports of AgStar Financial Services, PCA. AgStar Financial Services, PCA shall possess a statutory security interest in its equity interests.

Borrower acknowledges and agrees that: (a) only the portions of the Loans provided to Borrower by AgStar Financial Services, PCA are entitled to patronage distributions in accordance with the bylaws of AgStar Financial Services, PCA and its practices and procedures; and (b) any patronage or similar payments to which Borrower is entitled as a result of its ownership of the equity interests in AgStar Financial Services, PCA will not be based on any of the Loans not belonging to AgStar Financial Services, PCA or in which AgStar Financial Services, PCA has granted a participation interest at any time.

Section 2.16.

Compensation. Upon the request of the Lender, the Borrower shall pay to the Lender such amount or amounts as shall be sufficient (in the reasonable opinion of the Lender and as verified and computed in an accounting provided to Borrower) to compensate it for any loss, cost, or expense (excluding loss of anticipated profits incurred by it) as a result of: (i) any payment, prepayment, or conversion of a LIBOR rate loan for any reason on a date other than the last day of the Interest Period for such Loan; or (ii) any failure by the Borrower for any reason (including, without limitation, the failure of any condition precedent specified in Section 3.01 to be satisfied) to borrow, extend, or prepay a LIB OR rate loan on the date for such borrowing, extension, or prepayment specified in the relevant notice of borrowing, extension or prepayment under this Agreement.

Such indemnification may include any amount equal to the excess, if any, of: (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrow, convert or extend to the last day of the applicable Interest Period (or in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such loan as provided for herein; over (b) the amount of interest (as reasonably determined by the Lender) which would have accrued to the Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank LIBOR market. The covenants of the Borrower set forth in this Section 2.16 shall survive the repayment of the Loans and other obligations under the Loan Documents hereunder.

Section 2.17.

Excess Cash Flow. In addition to all other payments of principal and interest required under this Agreement, the Supplements and the Notes, at the end of the first full fiscal quarter following nine months after the Conversion Date, and at the end of each fiscal quarter thereafter until the Maturity Date, the Borrower shall remit to Lender, an amount equal to 75% of the Borrower’s Excess Cash Flow, calculated based upon that fiscal quarter’s interim financial statements, on or before 45 days after the end of each fiscal quarter of the Borrower (the “Excess Cash Flow Payment”), provided however, that the total Excess Cash Flow Payments required hereunder shall not exceed $4,000,000.00 in any fiscal year (the “Maximum Excess Cash Flow Payment”). Such payment shall be applied first to the reduction of the outstanding principal of the Term Loan and then to the reduction of the outstanding principal balance of the Term Revolving Loan. The Excess Cash Flow Payment shall be re-calculated annually based upon audited fiscal year-end financial statements required by Section 5.0l(c)(i) of this Agreement. Borrower shall, within 30 days of Lender’s request remit to Lender any additional amounts due Lender under this Section in an amount not to exceed the Maximum Excess Cash Flow Payment. Any Excess Cash Flow Payment shall not constitute a prepayment with respect to which a prepayment fee under Section 2.09 or Section 2.16 of this Agreement is required to be paid. Notwithstanding the foregoing, the Excess Cash Flow Payment shall not exceed an aggregate amount of $16,000,000.00 for the term of this Agreement. No Excess Cash Flow Payments shall be required during any calendar year should the Tangible Owner’s Equity be greater than 70% at the end of the immediately preceding fiscal year of the Borrower.

ARTICLE III.

CONDITIONS PRECEDENT

Section 3.01.

Conditions Precedent to Funding. The effectiveness of this Agreement and the obligation of the Lender to make any Advance, are subject to the conditions precedent that the Lender shall have received the following, in form and substance reasonably satisfactory to the Lender:

(a)

This Agreement, duly executed by the Borrower and the Lender;

(b)

The Supplements, duly executed by the Borrower and the Lender;

(c)

The Construction Note and the Term Revolving Note dilly executed by the Borrower;

(d)

The Mortgage, fully executed and notarized, to secure the Loans encumbering on a first lien basis the fee interest of the Borrower in the Real Property and the fixtures thereon described in Schedule 3.01(d);

(e)

A Security Agreement duly executed by the Borrower and in a form as provided by the Lender by which security agreement the Lender is granted a security interest by the Borrower in the Collateral;

(f)

A copy of the Construction Contract(s), together with copies of all permits and government approvals obtained relating to the construction of the Project;

(g)

An assignment of contract for each of the Construction Contracts and the Plans and Specifications, duly executed by the Borrower and pursuant to which the Borrower shall have assigned to the Lender all of the Borrower’s right, title and interest in and to each such Construction Contract, and which assignment shall have been consented to and certified in writing by the other party(ies) to each such Construction Contract;

(h)

Copies of all Material Contracts between Borrower and third parties used in the normal operations of Borrower, including but not limited to management agreements, marketing agreements, and corn delivery agreements;

(i)

Assignments of the Material Contracts by Borrower, duly executed by the Borrower and pursuant to which the Borrower shall have assigned to the Lender all of the Borrower’s right, title and interest in and to each such contracts, and which assignment shall have been consented to and certified in writing by the other party(ies) to each such contract;

(j)

Financing Statements in form and content satisfactory to the Lender and in proper form under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the opinion of the Lender, desirable to perfect the security interests created by the Security Agreement;

(k)

Copies of UCC, tax and judgment lien search reports listing all financing statements and other encumbrances which name the Borrower (under its present name and any previous name) and which are filed in the jurisdictions in which the Borrower is located, organized or maintains collateral, together with copies of such financing statements (none of which shall cover the collateral purported to be covered by the Security Agreement);

(1)

Evidence that all other actions necessary or, in the reasonable opinion of the Lender, desirable to enable the Lender to perfect and protect the security interests created by the Security Agreement have been taken;

(m)

An ALTA mortgagee title insurance policy issued by a title insurance company acceptable to Lender, with respect to the Real Property, assuring the Lender that the Mortgage creates a valid and enforceable encumbrance on the Real Property, free and clear of all defects and encumbrances except Permitted Liens and containing: (i) a comprehensive endorsement (ALTA form 9); (ii) a zoning endorsement (ALTA form 3.0) specifying an ethanol production facility as a permitted use for all of the parcels included in the Real Property; and (iii) a restrictions, encroachments, minerals-owners endorsement (ALTA Form 9.2) and (iv) such endorsements as the Lender shall reasonably require. All such title insurance policies shall be in form and substance reasonably satisfactory to the Lender and shall provide for affirmative insurance and such reinsurance as the Lender may reasonably request, all of the foregoing in form and substance reasonably satisfactory to the Lender;

(n)

Maps or plats of the Real Property certified to the Lender and the title insurance company issuing the policy referred to in Subsection 3.01 (m) (the “Title Insurance Company”) in a manner reasonably satisfactory to each of the Lender and the Title Insurance Company, dated a date reasonably satisfactory to each of the Lender and the Title Insurance Company by an independent professional licensed land surveyor, which maps or plats and the surveys on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1992, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: (i) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (ii) the lines of streets abutting the sites and width thereof; (iii) all access and other easements appurtenant to the sites necessary to use the sites; (iv) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (v) any encroachments on any adjoining property by the building structures and improvements on the sites; and (vi) if the site is described as being on a filed map, a legend relating the survey to said map;

(o)

Evidence as to: (i) whether any portion of the Real Property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”); and (ii) if any portion of the Real Property is a Flood Hazard Property: (A) whether the community in which such Real Property is located is participating in the National Flood Insurance Program; (B) the Borrower’s written acknowledgment of receipt of written notification from the Lender (1) as to the fact that such Real Property is a Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program; and (C) copies of insurance policies or certificates of insurance of the Borrower evidencing flood insurance satisfactory to the Lender and naming the Lender as sole loss payee on behalf of the Lender;

(p)

Evidence reasonably satisfactory to the Lender that the Real Property and the contemplated use of the Real Property, arc in compliance in all material respects with all applicable Laws including without limitation health and Environmental Laws, including, but not limited to all concentrated animal feedlot operations rules and regulations, erosion control ordinances, storm drainage control laws, doing business and/or licensing laws, zoning laws (the evidence submitted as to zoning should include the zoning designation made for the Real Property, the permitted uses of the Real Property under such zoning designation and zoning requirements as to parking, lot size, ingress, egress and building setbacks) and laws regarding access and facilities for disabled persons including, but not limited to, the Federal Architectural Barriers Act, the Fair Housing Amendments Act of 1988, the Rehabilitation Act of 1973 and the Americans with Disabilities Act of 1990;

(q)

A certificate of an officer of the Borrower together with true and correct copies of the following: (i) the organizational documents of the Borrower, including all amendments thereto, certified by the Office of the Secretary of State of the state of its formation and dated within 30 days prior to the date hereof; (it) the Operating Agreement of the Borrower, including all amendments thereto; (iii) the resolutions of the Board of Directors of the Borrower authorizing the execution, delivery and performance of this Agreement, the other Loan Documents, and all documentation executed and delivered in connection therewith to which the Borrower is a party; (iv) certificates of the appropriate government officials of the state of organization of the Borrower as to its existence, and certificates of the appropriate government officials in each state where each corporate Borrower does business and where failure to qualify as a foreign corporation would have a material adverse effect on the business and financial condition of the Borrower, as to its good standing and due qualification to do business in such state, each dated within 30 days prior to the date hereof; and (v) the names of the officers of the Borrower authorized to sign this Agreement and the other Loan Documents to be executed by each corporate Borrower, together with a sample of the true signature of each such officer;

(r)

Legal opinion of Krieg DeVault LLP, legal counsel for the Borrower, reasonably acceptable to Lender in form and substance;

(s)

An intercreditor and subordination agreement between the Lender and any holder of Subordinated Debt, including without limitation the tax increment financing debt evidenced by that certain Indenture of Trust by and between the US Bank, National Association, as Trustee, and Borrower, as to the priority of the Lender’s security interests in the Collateral, rights to payment following an Event of Default, and as to such other matters as reasonably requested by the Lender;

(t)

Evidence that the costs and expenses (including, without limitation, attorney’s fees) referred to in Section 7.04, to the extent incurred and invoiced, shall have been paid in full;

(u)

The results of the Lender’s inspection of the Collateral, and the Lender’s receipt of an appraisal of the Collateral acceptable to Lender in its sole discretion;

(v)

Satisfactory review by the Lender of any pending litigation relating to the Borrower;

(w)

An environmental site assessment that complies with the standards set forth in the ASTM E1527-05 Phase I Environmental Site Assessment Process and such additional information as Lender shall require in order to establish that Lender has made “all appropriate inquiries” as provided under Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) and 40 C.F.R. Part 312;

(x)

The Borrower shall have ordered the General Contractor to begin construction of the Project, and construction shall have commenced;

(y)

A schedule, certified by Borrower as accurate and complete, setting forth: (i) the necessary licenses, permits and consents required by applicable federal, state, and local governmental entities required for the lawful construction and operation of the Project; and (ii) the deadlines to obtain such licenses, permits and consents so that the Completion Date occurs as scheduled;

(z)

Lender shall have received in form and substance acceptable to Lender, an agreement with an Inspecting Engineer of recognized standing and acceptable to Lender, by which agreement such Inspecting Engineer agrees to assist Lender in its inspection of the Project during construction, review and approve requests for Advances on the Construction Loan on behalf of Lender, and provide such additional services as Lender may reasonably require at the sole expense of Borrower;

(aa)

The Borrower shall have provided commitment to the Lender of its Borrower’s Equity;

(bb) A deposit account control agreement for all deposit accounts kept and maintained by the Borrower;

(cc)

Evidence that the insurance required by Sections 5.010) and 5.01 (r)(xii) has been obtained by the Borrower;

(dd) Borrower shall have established and shall maintain all its primary deposit accounts including the Disbursing Account but excluding payroll accounts with Home Federal Savings Bank as long as Home Federal Savings Bank is a participant in the Loans with Lender;

(ee)

Copies of all permits necessary to begin the construction of the Project; and

(ff)

The Borrower shall have fully complied with the requirements of Indiana and United States law regarding storm water runoff pursuant to “Rule 5” (329 lAC 15-5 et seq.), the Indiana Department of Environmental Management shall have issued a “Notice of Intent” letter, and there shall be no pending administrative, civil or criminal actions of any kind arising out of or related to the issuance of, the failure to obtain or the violation of a storm water runoff permit by Borrower.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

Section 4.01

Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a)

Borrower. The Borrower is a limited liability company duly organized and validly existing under the laws of the State of Indiana and is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would have a Material Adverse Effect on its respective financial condition or operations. The Borrower has the power and authority to own and operate its assets and to carry on its business and to execute, deliver, and perform its obligations under the Loan Documents to which it is or may become a party. There are no outstanding subscriptions, options, warrants, calls, or rights (including preemptive rights) to acquire, and no outstanding securities or instruments convertible into, membership interests (units) of the Borrower, except for those transactions set forth on Schedule 4.01(a);

(b)

The Loan Documents. The execution, delivery and performance by the Borrower of the Loan Documents are within the Borrower’s powers, have been duly authorized by all necessary action, do not contravene: (i) the articles of organization or operating agreements of the Borrower; or (ii) any law or any contractual restriction binding on or affecting the Borrower, and do not result in or require the creation of any lien, security interest or other charge or encumbrance (other than pursuant to the terms thereof) upon or with respect to any of its respective properties;

(c)

Governmental Approvals. As of the Closing Date, no consent, permission, authorization, order or license of any Governmental Authority or of any party to any agreement to which the Borrower is a party or by which it or any of its respective property may be bound or affected, is necessary in connection with the construction of the Project, acquisition or other activity being financed by this Agreement, the execution, delivery, performance or enforcement of the Loan Documents or the creation and perfection of the liens and security interest granted thereby, except as such have been obtained and are in full force and effect or which are required in connection with the exercise of remedies hereunder;

(d)

Enforceability. This Agreement is, and each other Loan Document to which the Borrower is a party when delivered will be, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditor’s rights generally and by general principles of equity;

(e)

Financial Condition and Operations. The balance sheet of the Borrower with respect to the period ended December 31, 2006, the related statement of cash flow of the Borrower for the fiscal period then ended, copies of which have been furnished to the Lender, fairly present in all material respects the financial condition of the Borrower as at such date, and the results of the operations of the Borrower for the period ended on such dates and since December 31, 2006, there has been no material adverse change in such condition or operations;

(f)

Litigation. Except as described on Schedule 4.01(f), there is no pending or threatened action or proceeding affecting the Borrower or any of the transactions contemplated hereby before any court, governmental agency or arbitrator, which, if adversely determined, may result in a Material Adverse Effect. As of the Closing Date, there are no outstanding judgments against the Borrower;

(g)

Use of Proceeds of Advances, etc. (i) No proceeds of the Loans will be used to acquire any security in any transaction which is subject to Sections 13 and 14 of the Securities Exchange Act of 1934 (provided, however, that this provision shall not prohibit Borrower from investing in certain value added cooperatives for the purposes of carrying out their overall business operations); (ii) the Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System); and (iii) no proceeds of the Loans will be used .to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock;

(h)

Liens. Except as created by the Loan Documents and as constitute Permitted Liens, there is no lien, security interest or other charge or encumbrance, and no other type of preferential arrangement, upon or with respect to any of the properties or income of the Borrower, which secures Debt of any Person;

(i)

Taxes. The Borrower has filed or caused to be filed all federal, state and local tax returns that are required to be filed and has paid all other taxes, assessments, and governmental charges or levies upon it and its property, income, profits and assets which are due and payable, except where the payment of such tax, assessment, government charge or levy is being contested in good faith and by appropriate proceedings and adequate reserves in compliance with GAAP have been set aside on the Borrower’s books therefore;

(j)

Solvency. As of and from and after the date of this Agreement, the Borrower: (i) owns and will own assets the fair saleable value of which are: (A) greater than the total amount of liabilities (including contingent liabilities); and (B) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (ii) has capital that is not unreasonably small in relation to its business as presently conducted or any contemplated or undertaken transaction; and (iii) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due;

(k)

Location of Inventory and Farm Products; Third Parties in Possession; Crops. The Borrower’s inventory and farm products pledged as collateral under the Security Agreement are located at the places (or, as applicable, jurisdictions) specified in Schedule 4.01(k) for the Borrower, except to the extent any such inventory and farm products are in transit. Schedule 4.01(k) correctly identifies, as of the date hereof, the landlords or mortgagees, if any, of each of its locations identified in Schedule 4.01(k) currently leased or owned by the Borrower. Except for the Persons identified on Schedule 4.01(k), no Person other than the Borrower and the Lender has possession of any of the Collateral. Except as described in above, none of its Collateral has been located in any location within the past four months other than as set forth on Schedule 4.01(k) for the Borrower;

(1)

Office Locations; Fictitious Names; Predecessor Companies; Tax I.D. Number. The Borrower’s chief place of business , its chief executive office, and its jurisdiction of organization is located at the place identified for the Borrower on Schedule 4.01(1). Within the last four months it has not had any other chief place of business, chief executive office, or jurisdiction of organization. Schedule 4.01(1) also sets forth all other places where the Borrower keeps its books and records and all other locations where the Borrower has a place of business. The Borrower does not do business nor has the Borrower done business during the past five (5) years under any trade name or fictitious business name except as disclosed on Schedule 4.01(1). Schedule 4.01(1) sets forth an accurate list of all names of all predecessor companies of the Borrower including the names of any entities it acquired (by stock purchase, asset purchase, merger or otherwise) and the chief place of business and chief executive office of each such predecessor company. For purposes of the foregoing, a “predecessor company” shall mean any Person whose assets or equity interests are acquired by the Borrower or who was merged with or into the Borrower within the last four months prior to the date hereof. The Borrower’s United States Federal Income Tax I.D. Number and state organizational identification number are identified on Schedule 4.01(1);

(m)

Title to Properties. The Borrower has such title or leasehold interest in and to the Real Property owned or leased by it as is necessary or desirable to the conduct of its business and valid and legal title or leasehold interest in and to all of its Personal Property, including those reflected on the financial statements of the Borrower previously delivered to Lender, except those which have been disposed of by the Borrower subsequent to the date of such delivered financial statements which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder;

(n)

Disclosure. All factual information furnished by or on behalf of the Borrower or its subsidiaries in writing to the Lender (including, without limitation, all factual information contained in the Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information hereafter furnished by or on behalf of the Borrower to the Lender, will be true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information not misleading in any material respect at such time in light of the circumstances under which such information was provided;

(o)

Operation of Business. The Borrower possesses or will possess prior to the Completion Date all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, necessary to conduct its business substantially as now conducted and will obtain all such licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto necessary to conduct its business as presently proposed to be conducted except those that the failure to so possess could not reasonably be expected to have a Material Adverse Effect on its financial condition or operations, and the Borrower is not in violation of any valid rights of others with respect to any of the foregoing except violations that could not reasonably be expected to have such a Material Adverse Effect;

(p)

Intellectual Property. The Borrower owns, or will own prior to the Completion Date, or otherwise has or will have the legal right to use, all patents, trademarks, trade names, copyrights, technology, know-how and processes necessary for it to conduct its business as currently conducted and will own or obtain the legal right to use all patents, trademarks, trade names, copyrights, technology, know-how and processes necessary for it to conduct its business as currently conducted (collectively the “Intellectual Property”), except for those the failure to own or have such legal right to use could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, set forth in Schedule 4.01(P) is a list of all Intellectual Property registered with the United States Copyright Office or the United States Patent and Trademark Office and owned by the Borrower or that the Borrower has the right to use. Except as provided in Schedule 4.01(P), no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any such claim, and, to the knowledge of the Borrower, the use of such Intellectual Property by the Borrower does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(q)

Employee Benefit Plans. The Borrower is in compliance in all material respects with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder, the failure to comply with which could have a Material Adverse Effect on the Borrower;

(r)

Investment Company Act. The Borrower is not required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended;

(s)

Compliance with Laws. The Borrower is in compliance in all material respects with all laws, rules, regulations, ordinances, codes, orders, and the like, the failure to comply with which could have a Material Adverse Effect on the Borrower;

(t)

Environmental Compliance. Borrower, except as set forth in Schedule 4.01(t), is in material compliance with all applicable Environmental Laws; and

(u)

Material Change. The Borrower has performed all of its material obligations, other than those obligations for which performance is not yet due, under all Material Contracts and, to the best knowledge of the Borrower, each other party thereto is in compliance with each such Material Contract. Each such Material Contract is in full force and effect in accordance with the terms thereof. The Borrower has made available a true and complete copy of each such Material Contract for inspection by Lender.

ARTICLE V.

COVENANTS OF THE BORROWER

Section 5.01.

Affirmative Covenants. So long as any Loan Obligations (other than contingent claims for which no claim has been asserted) remain unpaid or the Lender shall have any commitment hereunder, the Borrower shall, unless the Lender shall otherwise consent in advance in writing:

(a)

Compliance with Laws, etc. Comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, (i) all applicable zoning and land use laws; (ii) all employee benefit and Environmental Laws, and (iii) paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith;

(b)

Visitation Rights; Field Examination. At any reasonable time and from time to time, permit the Lender or representatives, to (i) examine and make copies of and abstracts from the records and books of account of the Borrower (at Lender’ s expense), and (ii) enter onto the property of the Borrower to conduct unannounced field examinations and collateral inspections, provided if no Event of Default has occurred and is then continuing, Lender shall, after the Conversion Date, limit its field examinations to one (1) per each twelve month period, and (iii) discuss the affairs, finances, and accounts of the Borrower with any of Borrower’s officers or directors. Borrower consents to and authorizes Lender to enter onto the property of Borrower for purposes of conducting the examinations, inspections and discussions provided above. Upon and during the occurrence of an Event of Default or in the event that there are deemed by the Lender to be any material inconsistencies and/or material noncompliance with respect to any financial or other reporting on the part of the Borrower, any and all visits and inspections deemed necessary or desirable on account of such Event of Default, inconsistency and/or noncompliance shall be at the expense of the Borrower. In addition to the foregoing, at any reasonable time and from time to time, the Borrower also shall permit the Lender or representatives thereof, at the expense of the Lender, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower, and to discuss the affairs, finances and accounts of the Borrower with any of its respective officers or directors;

(c)

Reporting Requirements. Furnish to the Lender:

(i)

As soon as available, but in no event later than 120 days after the end of each fiscal year of the Borrower occurring during the term hereof, annual consolidated financial statements of the Borrower, prepared in accordance with GAAP consistently applied and in a format that demonstrates any accounting or formatting change that may be required by the various jurisdictions in which the business of the Borrower is conducted (to the extent not inconsistent with GAAP). Such financial statements shall: (i) be audited by independent certified public accountants selected by the Borrower and acceptable to Lender; (ii) be accompanied by a report of such accountants containing an certified opinion, without qualification, thereon acceptable to Lender; (iii) be prepared in reasonable detail, and in comparative form; and (iv) include a balance sheet, a statement of income, a statement of stockholders’, members’ or partner’s equity, a statement of cash flows, and all notes and schedules relating thereto and any management letter;

(ii)

Beginning with the first (1st) month following the Completion Date, as soon as available and in any event within 30 days after the end of each month, balance sheets of the Borrower as of the end of such month and statement of income of the Borrower for the period commencing at the end of the previous fiscal year and ending with the end of such month, prepared in accordance with GAAP and certified by an authorized officer of the Borrower;

(iii)

As soon as available but in no event later than 30 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower occurring during the term hereof, unaudited quarterly consolidated financial statements of the Borrower, in each case prepared in accordance with GAAP consistently applied (except for the omission of footnotes and for the effect of normal year-end audit adjustments) and in a format that demonstrates any accounting or formatting change that may be required by various jurisdictions in which the business of the Borrower is conducted (to the extent not inconsistent with GAAP). Each of such financial statements shall (i) be prepared in reasonable detail and in comparative form, including a comparison of actual performance to the budget for such quarter and year-to-date, delivered to Lender under Subsection 5.01(c ) (vi) below, and (ii) include a balance sheet, a statement of income for such quarter and for the period year-to-date, and such other quarterly statements as Lender may specifically request which quarterly statements shall include any and all supplements thereto. Such quarterly statements shall be certified by an authorized officer of the Borrower, and be accompanied by a Compliance Certificate which: (A) states that no Event of Default, and no event or condition that but for the passage of time, the giving of notice or both would constitute an Event of Default, has occurred or is in existence; and (B) shows in detail satisfactory to the Lender the calculation of, and the Borrower’ compliance with, each of the covenants contained in Sections 5.01 (d), 5.01(c), 5.01(f), and 5.01(g);

(iv)

promptly upon the Lender’s request therefore, copies of all reports and notices which the Borrower or any of its subsidiaries files under ERISA with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or which the Borrower receives from such Corporation;

(v)

notwithstanding the foregoing Section 5.01(c)(iv), provide to Lender within 30 days after it becomes aware of the occurrence of any Reportable Event (as defined in Section 4043 of ERISA) applicable to the Borrower, a statement describing such Reportable Event and the actions it proposes to take in response to such Reportable Event;

(vi)

by November 1 of each fiscal year of the Borrower, an annual (with monthly break out) operating and capital assets budget of the Borrower for the immediately succeeding fiscal year containing, among other things, pro forma financial statements and forecasts for all planned lines of business;

(vii)

as soon as available but in any event not more than 30 days after the end of each month, production reports for the immediately preceding calendar month setting forth corn inputs, ethanol output, DDGS and, to the extent applicable, CO2 output, and natural gas usage, together with such additional production information as requested by Lender;

(viii)

promptly, upon the occurrence of an Event of Default or an event or condition that but for the passage of time or the giving of notice or both would constitute an Event of Default, notice of such Event of Default or event;

(ix)

promptly after the receipt thereof, a copy of any management letters or written reports submitted to the Borrower by its independent certified public accountants with respect to the business, financial condition or operation of the Borrower;

(x)

promptly after the receipt thereof, a copy of any notice of default under any Long-Term Marketing Agreement;

(xi)

furnish to the Lender, promptly after transmittal or filing thereof by the Borrower, copies of all proxy statements, notices and reports as it shall send to its members and copies of all registration statements (without exhibits) and all reports which it files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission), and promptly after the receipt thereof by the Borrower, copies of all management letters or similar documents submitted to the Borrower by independent certified public accountants in connection with each annual and any interim audit of the accounts of the Borrower;

(xii)

such other information respecting the condition or operations, financial or otherwise, of the Borrower as the Lender may from time to time reasonably request;

(xiii)

promptly after the commencement thereof, notice of the commencement of all actions, suits, or proceedings before any court, arbitrator, or government department, commission, board, bureau, agency, or instrumentality affecting the Borrower or any of its subsidiaries which, if determined adversely, could have a Material Adverse Effect on the Borrower;

(xiv)

without limiting the provisions of Section 5.01(c)(xiii) above, promptly after receipt thereof, notice of the receipt of all pleadings, orders, complaints, indictments, or any other communication alleging a condition that may require the Borrower to undertake or to contribute to a cleanup or other response under all laws relating to environmental protection, or which seek penalties, damages, injunctive relief, or criminal sanctions related to alleged violations of such laws, or which claim personal injury or property damage to any person as a result of environmental factors or conditions;

(xx)

promptly after filing, receipt or becoming aware thereof, copies of any filings or communications sent to and notices or other communications received by the Borrower from any Governmental Authority, including, without limitation, the Securities and Exchange Commission, the FCC, the PUC, or any other state utility commission relating to any material noncompliance by the Borrower or any of its subsidiaries with any laws or with respect to any matter or proceeding the effect of which, if adversely determined, could have a Material Adverse Effect on the Borrower;

(xxi)

promptly after becoming aware thereof, notice of any matter which has had or could have a Material Adverse Effect on the Borrower;

(xxii)

copies of all plans and applications submitted to the Indiana Department of Environmental Management and the u.s. Army Corps of Engineers required by Section 5.01(t) of this Agreement on or before March 19, 2007.

(xxiii)

a written report on the status of the plans and applications required by Section 5.01(t) within ten (10) days after the end of each month, beginning Apri110, 2007, and continuing until all such plans are approved and all such permits are obtained;

(d)

Working Capital. Achieve Working Capital of at least $10.0 million at the Completion Date, achieve and maintain Working Capital of $12.0 million no later than twelve (12) months after the Completion Date, and continually thereafter;

(e)

Tangible Net Worth, On the Completion Date and continually thereafter, the Borrower’s Tangible Net Worth shall be not less than $80,000,000.00;

(f)

Tangible Owner’s Equity. Achieve and maintain Tangible Owner’s Equity of at least 40% beginning at the end of the first fiscal year following the Completion Date and achieve and maintain Tangible Owner’s Equity of at least 50% beginning at the end of the second fiscal year following the Completion Date and continually thereafter. Tangible Owner’s Equity shall be measured annually at the end of each fiscal year;

(g)

Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio of not less than 1.25 to 1.00, measured initially at the end of the 12th month following the Completion Date and maintained and measured annually thereafter.

(h)

Liens. There shall be no lien, security interest or other charge or encumbrance, and no other type of preferential arrangement, upon or with respect to any of the properties or income of the Borrower, which secures Debt of any Person, except for the security interests of the Security Agreement or except for the Permitted Liens as described in Schedule 5.02(a);

(i)

Landlord and Mortgagee Waivers. Obtain and furnish to the Lender as soon as available, waivers, acknowledgments and consents, duly executed by each: (i) real property owner, landlord and mortgagee having an interest in any of the premises owned or leased by the Borrower or in which any Collateral of the Borrower is located or to be located (and if no Collateral of Borrower is located at a parcel of property not owned or leased by a Borrower, no such waivers, acknowledgments or consents will be required); and (ii) each third party holding any Collateral, all in form and substance acceptable to the Lender, except as otherwise agreed to by the Lender;

(j)

Insurance. Maintain insurance with financially sound and reputable insurance companies in such amounts and covering such risks as are usually carried by entities engaged in similar businesses and owning similar properties in the same general areas in which the Borrower operates, and make such increases in the type of amount or coverage as Lender may reasonably request, provided that in any event the Borrower will maintain workers’ compensation insurance, property insurance and comprehensive general liability insurance reasonably satisfactory to the Lender. The Borrower shall maintain, at a minimum, directors and officer’s liability insurance, commercial liability insurance, business interruption insurance, builder’s risk insurance and general commercial property insurance. All such policies insuring any collateral for the Borrower’s obligations to Lender shall have lender or mortgagee loss payable clauses or endorsements in form and substance acceptable to Lender. Each insurance policy covering Collateral shall be in compliance with the requirements of the Security Agreement and the Mortgage;

(k)

Property and Insurance Maintenance. Maintain and preserve all of its property and each and every part and parcel thereof that is necessary to or useful in the proper conduct of its business in good repair, working order, and condition, ordinary wear and tear excepted, and in substantial compliance with all applicable laws, and make all alterations, replacements, and improvements thereto as may from time to time be necessary in order to ensure that its properties remain in good working order and condition and compliance. The Borrower agrees that upon the occurrence and continuing existence of an Event of Default, at Lender’s request, which request may not be made more than once a year, the Borrower will furnish to Lender a report on the condition of the Borrower’s property prepared by a professional engineer satisfactory to Lender;

(1)

Keeping Books and Records. Maintain proper books of record and account in which full, true, and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities;

(m)

Food Security Act Compliance. If the Borrower acquires any Collateral which may have constituted farm products in the possession of the seller or supplier thereof, such Borrower shall, at its own expense, use its commercially reasonable efforts to take such steps to insure that all Liens (except the liens granted pursuant hereto) in such acquired Collateral are terminated or released, including, without limitation, in the case of such farm products produced in a state which has established a Central Filing System (as defined in the Food Security Act), registering with the Secretary of State of such state (or such other party or office designated by such state) and otherwise take such reasonable actions necessary, as prescribed by the Food Security Act, to purchase farm products free of lens (except the liens granted pursuant hereto); provided, however, that such Borrower may contest and need not obtain the release or termination of any lien asserted by any creditor of any seller of such farm products, so long as it shall be contesting the same by proper proceedings and maintain appropriate accruals and reserves therefore in accordance with the GAAP. Upon the Lender’s request made, the Borrower agrees to forward to the Lender promptly after receipt copies of all notices of liens and master lists of Effective Financing Statements delivered to the Borrower pursuant to the Food Security Act, which notices and/or lists pertain to any of the Collateral. Upon the Lender’s request, the Borrower agrees to provide the Lender with the names of Persons who supply the Borrower with such farm products and such other information as the Lender may reasonably request with respect to such Persons;

(n)

Warehouse Receipts. If any warehouse receipt or receipts in the nature of a warehouse receipt is issued in respect of any portion of the Collateral, then the Borrower; (i) will not permit such warehouse receipt or receipts in the nature thereof to be “negotiable” as such term is used in Article 7 of the Uniform Commercial Code; and (ii) will deliver all such receipts to the Lender (or a Person designated by the Lender) within five (5) days of the Lender’s request and from time to time thereafter. If no Event of Default exists, the Lender agrees to deliver to such Borrower any receipt so held by the Lender upon such Borrower’s request in connection with such sale or other disposition of the underlying inventory, if such disposition is in ordinary course of such Borrower’s business;

(o)

Management of Borrower. Management of the Borrower shall be maintained as set forth on Schedule 5.01(0) hereto, unless prior written notice is provided to the Lender of any change;

(p)

Compliance with Other Agreements. Borrower will perform in all material respects all obligations and abide in all material respects by all covenants and agreements contained in the following agreements: (i) any and all Long Term Marketing Agreements; and (ii) any other Material Contracts.

(q)

Additional Assurances. Make, execute and deliver to Lender such promissory notes, mortgages, deeds of trust, financing statements, control agreements, instruments, documents and other agreements as Lender or its counsel may reasonably request to evidence and secure the Loans and to perfect all Security Interests;

(r)

Release of Restrictive Covenants. Borrower shall use its commercially reasonable efforts to obtain release of the Restrictive Covenants Southwest Bluffton Industrial Park dated June 15, 2004 and recorded with the Wells County Recorder on June 17, 2004, as Document Number 139039;

(s)

Construction of Project. Borrower shall:

(i)

subject to force majeure events, diligently proceed with construction of the Project in accordance with the Plans and Specifications and in accordance with all applicable laws and ordinance and will complete the Project on or before the Completion Date;

(ii)

use the proceeds of all Advances solely to pay the Project Costs as specified in the Project Sources and Uses Statement;

(iii)

use its commercially reasonable efforts to require the Contractor(s) to comply with all rules, regulations, ordinances and laws relating to work on the Project;

(iv)

obtain the Lender’s prior written approval of any change in the Plans and Specifications for the Project approved by the Lender which has a cost in the aggregate of $150,000.00 or greater. The Lender will have a reasonable time to evaluate any requests for its approval of any changes referred to in this paragraph. The Lender may approve or disapprove changes in its discretion, subject to the foregoing provisions of this Section 5.01(r)(iv). If it reasonably appears to the Lender that any change may increase the Project Costs (in excess of any contingency budget items), the Lender may require the Borrower to deposit additional funds with the Lender pursuant to the provisions of this Agreement in an amount sufficient to cover the increased costs as a condition to giving its approval;

(v)

comply with and keep in effect all necessary permits and approvals obtained from any Governmental Authority relating to the lawful construction and operation of the Project. The Borrower will comply in all material respects with all applicable existing and future laws, regulations, orders, and requirements of any Governmental Authority) judicial, or legal authorities having jurisdiction over the Real Property or Project, and with all recorded restrictions affecting the Real Property except for such noncompliance as will not have a Material Adverse Effect;

(vi)

furnish to the Lender from time to time on request by the Lender, in a form acceptable to the Lender, correct lists of all contractors and subcontractors employed in connection with construction of the Project and true and correct copies of all executed contracts and subcontracts which constitute Material Contracts. The Lender may contact any contractor or subcontractor to verify any facts disclosed in the lists, Borrower must consent to the disclosure of such information by the contractors and subcontractors to Lender or its agents upon Lender) s request, and Borrower must assist Lender or its agents in obtaining such information upon Lender’s request;

(vii)

upon completion of the building foundation of the Project, deliver to the Lender an “as-built” survey of the Real Property which: (a) sets forth the location and exterior lines and egress and other improvements completed on the Real Property and demonstrates compliance with all applicable setback requirements; (b) demonstrates that the Project is entirely within the exterior boundaries of the Real Property and any building restriction lines and does not encroach upon any easements or rights-of-way; and (c) contains such other information as the Lender may reasonably request;

(viii)

not purchase any materials, equipment, fixtures, or articles of personal property placed in the Project prior to the Conversion Date under any security agreement or other agreement where the seller reserves or purports to reserve title or the right of removal or repossession, or the right to consider them personal property after their incorporation in the work of construction, unless authorized by the Lender in writing;

(ix)

provide the Lender and its representatives with access to the Real Property and the Project at any reasonable time and upon reasonable notice to enter the Real Property and inspect the work or construction and all materials, plans, specifications, and other matters relating to the construction;

(x)

pay and discharge all claims and liens for labor done and materials and services furnished in connection with the construction of the Project. The Borrower will have the right to contest in good faith any claim or lien, provided that it does so diligently and without prejudice to the Lender or the ability to obtain title insurance in the manner required by this Agreement and the Disbursing Agreement. Upon the Lender’s request, the Borrower will promptly provide a bond, cash deposit, or other security reasonably satisfactory to the Lender to protect the Lender’s interest and security should the contest be unsuccessful;

(xi)

at the Lender’s request and expense prior to the Completion Date, post signs on the Real Property for the purpose of identifying the Lender as the “Lender” in compliance with applicable laws, ordinances and codes. At the request of the Lender, or the participating local community banks, the Borrower will use its best efforts to identify the Lender as the lender in publicity concerning the Project;

(xii)

maintain in force until full payment of the builder’s risk insurance in such amounts, form, risk coverage, deductibles, insurer, loss payable and cancellation provisions as required by the Lender. The Lender’s approval, however, will not be a representation of the solvency of any insurer or the sufficiency of any amount of insurance;

(xiii)

cooperate at all times with the Lender in bringing about the timely completion of the Project, and resolve all disputes arising during the work of construction in a manner which will allow work to proceed expeditiously. With respect to such disputes, the Borrower will have the right to contest in good faith claims resulting in disputes, provided that it does so diligently and without prejudice to the Lender. Upon the Lender’s request, the Borrower will promptly provide a bond, cash deposit, or other security reasonably satisfactory to the Lender to protect the Lender’s interest and security should the contest be unsuccessful;

(xiv)

pay the Lender’s and the Disbursing Agent’s reasonable out -of-pocket costs and expenses incurred in connection with the making or disbursement of the Loans or in the exercise of any of its rights or remedies under this Agreement, including but not limited to title insurance and escrow charges, disbursing agent fees, recording charges, and mortgage taxes, reasonable legal fees and disbursements, and reasonable fees and costs for services which are not customarily performed by the Lender’s salaried employees and are not specifically covered by the fees charged to originate the Loan, if any. The provision of this paragraph will survive the termination of this Agreement, the Supplements and the repayment of the Loans;

(xv)

keep true and correct financial books and records on a cash basis for the construction of the Project and maintain adequate reserves for all contingencies. If required by the Lender, the Borrower will submit to the Lender at such times as it requires (which will in no event be more often than monthly) a statement which accurately shows the application of all funds expended to date for construction of the Project and the source of those funds as well as the Borrower’s best estimate of the funds needed to complete the Project and the source of those funds. The Borrower will promptly supply the Lender with any financial statements or other information concerning its affairs and properties as the Lender may reasonably request, and will promptly notify the Lender of any material adverse change in its financial condition or in the physical condition of the Property or Project;

(xvi)

comply with the requirements of any commitment or agreement entered into by Borrower with any Governmental Authority to assist the construction or financing of the Real Property and/or Project and with the terms of all applicable laws, regulations, and requirements governing such assistance;

(xvii)

indemnify and hold the Lender harmless from and against all liabilities, claims, damages, reasonable costs, and reasonable expenses (including but not limited to reasonable legal fees and disbursements) arising out of or resulting from any defective workmanship or materials occurring in the construction of the Project. Upon demand by the Lender, the Borrower will defend any action or proceeding brought against the Lender alleging any defective workmanship or materials, or the Lender may elect to conduct its own defense at the reasonable expense of the Borrower. The provisions of this paragraph will survive the termination of this Agreement and the repayment of the Loan;

(xviii)

obtain and deliver to the Lender copies of all necessary occupancy certificates relating to the Project; and

(t)

Mitigation Plan. Borrower shall have submitted a mitigation plan for the encroachments of the wetlands and streams located on the Property and an application for a permit pursuant to Section 401 Application for Authorization to Discharge Dredged or Fill Material to Isolated Wetlands and /or Waters of the State from the Indiana Department of Environmental Management and a permit from the u.s. Army Corps of Engineers pursuant to Section 404 of the Clean Water Act, and such other permits as may be required by the Indiana Department of Environmental Management and any other governmental agencies having jurisdiction on or before March 15, 2007, and shall use its best efforts to obtain approval of the mitigation plan and all such permits prior to Lender making the initial Construction Advance.

Section 5.02.

Negative Covenants. So long as any of the Loan Obligations remain unpaid (other than contingent obligations for which no claim has been asserted) or the Lender shall have any commitment hereunder, the Borrower will not, without the prior written consent of the Lender:

(a)

Liens, etc. Create or suffer to exist, or permit any of its subsidiaries to create or suffer to exist, any lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its subsidiaries to assign, any right to receive income, in each case to secure any Debt (as defined below) of any Person, other than (collectively referred to as “Permitted Liens”):

(i)

those described on Schedule 5.02(a) hereto and renewals and extensions on the same or substantially the same terms and conditions and at no increase in the debt or obligation; or

(ii)

liens or security interests which are subject to an intercreditor and subordination agreement in form and substance reasonably acceptable to Lender in Lender’s sole but reasonable discretion; or

(iii)

the liens or security interests of the Security Agreement and Mortgage; or

(iv)

liens (other than liens relating to environmental liabilities or ERISA) for taxes, assessments, or other governmental charges that are not more than 30 days overdue or, if the execution thereof is stayed, which are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established; or

(v)

after the Conversion Date, liens of warehousemen, carriers, landlords, mechanics, materialmen, or other similar statutory or common law liens securing obligations that are not yet due and are incurred in the ordinary course of business or, if the execution thereof is stayed, which are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established in accordance with GAAP; or

(vi)

liens resulting from good faith deposits to secure payments of workmen’s compensation unemployment insurance, or other social security programs or to secure the performance of tenders, leases, statutory obligations, surety, customs and appeal bonds, bids or contracts (other than for payment of Debt); or

(vii) any attachment or judgment lien not constituting an Event of Default; or

(viii) liens arising from filing UCC financing statements regarding leases not prohibited by this Agreement; or

(ix)

customary offset rights of brokers and deposit banks arising under the terms of securities account agreements and deposit agreements; or

(x)

any real estate easements and easements, covenants and encumbrances that customarily do not affect the marketable title to real estate or materially impair its use; or

(b)

Distributions, etc. Declare or pay any dividends, purchase or otherwise acquire for value any of its membership interests (units) now or hereafter outstanding, or make any distribution of assets to its stockholders, members or general partners as such, or permit any of its subsidiaries to purchase or otherwise acquire for value any stock, membership interest or partnership interest of the Borrower, provided, however, the Borrower may: (i) declare and pay dividends and distributions payable in membership interests (units); (ii) purchase or otherwise acquire shares of the membership interests (units) of the Borrower with the proceeds received from the issuance of new membership interests (units); (iii) beginning at the end of the first full fiscal year following the Completion Date, and annually thereafter, pay an amount not to exceed, in the aggregate, 35% of the Borrower’s immediately preceding fiscal year’s Net Income for the payment of taxes only (“ Allowed Distributions”); (iv) pay dividends or distributions which are immediately reinvested in the Borrower (“Reinvestment Distributions”); (v) complete the transactions reflected on Schedule 4.01(a) and (vi) after payment of the Excess Cash Flow Payment required by Section 2.17, if any, and after all loan covenants are met on a post-dividend basis, pay additional distributions in an amount up to 15% of the Borrower’s immediately preceding fiscal year’s Net Income (“Excess Distributions”), provided, however, that immediately prior to the proposed payment of any dividends or distributions permitted by this Section 5.02(b), or after giving effect thereto, no Default or Event of Default shall exist, and provided, however, that aggregate distributions will not exceed 50% of the Borrower’s immediately preceding fiscal year’s Net Income; or

(c)

Capital Expenditures. Except for costs identified in the Project Costs and Uses Statement, make any investment in fixed assets in the aggregate amount of $1,000,000.00 during any fiscal year during the term of this Agreement; or

(d)

Consolidation, Merger, Dissolution, Etc. Directly or indirectly, merge or consolidate with any other Person or permit any other Person to merge into or with or consolidate with the Borrower or any of its subsidiaries if Borrower is not the surviving entity to such merger; or

(e)

Indebtedness, etc. Create, incur, assume or suffer to exist any Debt or other indebtedness, liabilities or obligations, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several, without the prior written consent of the Lender, except: (i) the liabilities of the Borrower to the Lender hereunder; (ii) trade accounts payable and accrued liabilities (other than Debt) arising in the ordinary course of the Borrower’s business; (iii) subordinated debt; and (iv) the liabilities of the Borrower described on Schedule 5.02(a); or

(f)

Organization; Name; Chief Executive Office. Change its state of  organization, name or the location of its chief executive office without the prior written consent of the Lender, except that the principal office shall be moved to the plant site when construction of the administration office is substantially complete; or

(g)

Loans, Guaranties, etc. Make any loans or advances to (whether in cash, in-kind, or otherwise) any Person, or directly or indirectly guaranty or otherwise assure a creditor against loss in respect of any indebtedness, obligations or liabilities (contingent or otherwise) of any Person; or

(h)

Subsidiaries; Affiliates. Form or otherwise acquire any subsidiary or affiliated business, or acquire the assets of or acquire any equity or ownership interest in any Person, unless such subsidiary, affiliate or Person executes and delivers to the Lender: (i) a guaranty of all of the Loan Obligations, in form and substance acceptable to the Lender in its sale but reasonable discretion; (ii) security agreements in form substantially similar to the Security Agreement; and (iii) such other documents and amendments to this Agreement and the other Loan Documents as the Lender shall reasonably require; or

(i)

Transfer of Assets. Sell, lease, assign, transfer, or otherwise voluntarily dispose of any of its assets, or permit any of its subsidiaries to sell, lease, assign, transfer, or otherwise voluntarily dispose of any of its assets except: (i) dispositions of inventory in the ordinary course of business; and (ii) dispositions of: (A) obsolete or worn out equipment; (B) equipment or real property not necessary for the operation of its business; or (C) equipment or real property which is replaced with property of equivalent or greater value as the property which is disposed;

(j)

Lines of Business. Engage in any line or lines of business activity other than the production of ethanol and related by products;

(k)

Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate or with any director, officer or employee of the Borrower or any Affiliate, except (i) transactions listed on Schedule 5.02(k), (ii) transactions in the ordinary course of and pursuant to the reasonable requirements of the business of the Borrower or any of its subsidiaries and upon fair and reasonable terms which are fully disclosed to Lender and are no less favorable to the Borrower or such subsidiary than would be obtained in a comparable arm’s length transaction with a person or entity that is not an Affiliate, and (iii) payment of compensation to directors, officers and employees in the ordinary course of business for services actually rendered in their capacities as directors, officers and employees, provided such compensation is reasonable and comparable with compensation paid by companies of like nature and similarly situated. Notwithstanding the foregoing, upon the election of Lender, no payments may be made with respect to any items set forth in clauses (i) and (ii) of the preceding sentence upon the occurrence and during the continuation of an Event of Default; or

(l)

Management Fees and Compensation. Directly or indirectly pay any management (other than management fees paid pursuant to the Project Development Agreement between Borrower and Midwest Bio-Management, LLC), consulting or other similar fees to any person, except legal or consulting fees paid to persons or entities that are not Affiliates of the Borrower or its subsidiaries for services actually rendered and in amounts typically paid by entities engaged in the Borrower’s or such subsidiary’s business;

(m)

Material Control or Management. (i) One or more of the members of the Borrower as of the date hereof shall fail, in the aggregate, to own, directly or indirectly, 51% of the common (voting) membership interests in the Borrower, or (ii) there should be any change in the chief executive officer of the Borrower, unless within 90 days of such event a person reasonably acceptable to Lender is appointed to such position;

(o)

Amendments to Organizational Documents. Amend its operating agreement, management agreement or any other organizational documents in any respect without the prior written consent of the Lender; or

(p)

Flood Insurance. Borrower shall not build, construct, place or otherwise located any Building at any location on the Property for which flood insurance is required under 12 C.F.R. Part 339 or other applicable U.S. or state law or regulation without the prior written consent of the Lender and without first obtaining flood insurance on such Building acceptable to Lender and providing evidence thereof to the Lender in a form acceptable to Lender. For purposes of this Section, “Building” has the meaning provided in 12 C.F.R. 339.2(c).

ARTICLE VI.

EVENTS OF DEFAULT AND REMEDIES

Section 6.01.

Events of Default. Each of the following events shall be an “Event of Default”:

(a)

The Borrower shall fail to pay any installments of principal or interest, fees, expenses, charges or other amounts payable hereunder or under the other Loan Documents or to make any deposit of funds required under this Agreement within ten (10) days of when due; or

(b)

Any representation or warranty made by the Borrower, or any of its officers, members or managers or directors under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

(c)

The Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 5.0l(d), (e), (f) or (g) or take any action as prohibited by Section 5.02; or

(d)

The Borrower shall fail to deliver the financial statements or Compliance Certificate under Section 5.01(c) within ten (10) days of the date due; or

(e)

The Borrower shall fail to perform or observe any term, covenant or agreement contained in any Loan Document (other than those listed in clauses (a) through (d) of this Section 6.01) on its part to be performed or observed (other than the covenants to pay the Loan Obligations) and any such failure shall remain unremedied for thirty (30) days after written notice thereof shall have been given to the Borrower by the Lender, provided, however, that no Event of Default shall be deemed to exist if, within said thirty (30) day period, Borrower have commenced appropriate action to remedy such failure and shall diligently and continuously pursue such action until such cure is completed, unless such cure is or cannot be completed within sixty (60) days after written notice shall have been given; or

(f)

The Borrower shall fail to pay any indebtedness in an amount in excess of $100, 000.00 (either in any individual case or in the aggregate) excluding indebtedness evidenced by the Notes and excluding Ordinary Trade Payable Disputes, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness; or any other default under any agreement or instrument relating to any such indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to cause a Material Adverse Effect or accelerate, or to permit the acceleration of, the maturity of such indebtedness (excluding Ordinary Trade Payable Disputes); or any such indebtedness in excess of $150,000.00 shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof (excluding Ordinary Trade Payable Disputes); or

(g)

The Borrower shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property, and, in the case of any such proceeding instituted against it (but not instituted by it) either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur; or the Borrower shall take any corporate action to authorize any of the actions set forth above in this subsection; or

(h)

Anyone or more judgment(s) or order(s) for the payment of money in excess of$150,000.00 in the aggregate shall be rendered against the Borrower and either: (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order; or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i)

Without cause by Lender, any provision of any Loan Document shall for any reason cease to be valid and binding on the Borrower or the Borrower shall so state in writing; or

(j)

The Mortgage or the Security Agreement shall for any reason, except to the extent permitted by the terms thereof, cease to create a valid lien, encumbrance or security interest in any of the property purported to be covered thereby; or

(k)

The termination of any Long Term Marketing Agreement prior to its stated expiration date, unless such Long Term Marketing Agreement is replaced by another Long Term Marketing Agreement acceptable to the Lender, within thirty (30) days of the termination of such Long Term Marketing Agreement; or

(l)

The Borrower dissolves, suspends, or discontinues doing business; or

(m)

Construction of the Project is halted or abandoned prior to completion for any period of thirty (30) consecutive days for any cause which is not beyond the reasonable control of the Borrower, its contractors and subcontractors; or

(n)

The construction of the Project shall be delayed for any reason and for such period that, in the reasonable judgment of the Lender, the Project will not be completed by the Completion Date. If such delay is curable and if Borrower has not been given a notice of a similar breach within the preceding twelve (12) months, it may be cured (and no Event of Default will have occurred) if Borrower cures the failure within thirty (30) days, which shall include advancing the progress of the Project to the point that, in the reasonable judgment of the Lender, the Project will be completed by the Completion Date; or

(o)

Any event, change or condition not referred to elsewhere in this Section 6.01 should occur which results in a Material Adverse Effect on the Borrower, any subsidiary or any guarantor of the Borrower’s obligations hereunder; or

(p)

Any guarantee, suretyship, subordination agreement, maintenance agreement, or other agreement furnished in connection with the Borrower’s obligations hereunder and under any Note shall, at any time, cease to be in full force and effect, or shall be revoked or declared null and void, or the validity or enforceability thereof shall be contested by the guarantor, surety or other maker thereof, or the guarantor shall deny any further liability or obligations thereunder, or shall fail to perform its obligations thereunder, or any representation or warranty set forth therein shall be breached, or the guarantor shall breach or be in default under the terms of any other agreement with Lender (including any loan agreement or security agreement); or

(q)

The loss, suspension or revocation of, or failure to renew, any franchise, license, certificate, permit, authorization, approval or the like now held or hereafter acquired by the Borrower or any of its subsidiaries, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect on the Borrower and the Project; or (ii) any regulatory or Governmental Authority replaces the management of the Borrower or any of its subsidiaries or assumes control over the Borrower or such subsidiary; or

(r)

The Borrower should breach or be in default under a Material Contract in any material respect, including any material breach or default, or any termination shall have occurred, or any other event which would permit any party other than the Borrower to cause a termination, or any Material Contract shall have ceased for any reason to be in full force and effect prior to its stated or optional expiration date;

(s)

The Borrower terminates, changes, amends or restates, without the Lender’s prior consent any Material Contract, or any material Construction Contract;

(t)

The Borrower fails to (a) implement and maintain the stream mitigation site as required by the U.S. Army Corps of Engineers and the Indiana Department of Environmental Management, (b) provide and maintain such financial assurances as may be required by the U.S. Army Corps of Engineers and the Indiana Department of Environmental Management in conjunction with the issuance of permits pursuant to Borrower’s Section 401 / 404 Permit Application, as amended, modified and resubmitted from time to time, or (c) comply with all of the requirements of the permits issued by the U.S. Army Corps of Engineers and Indiana Department of Environmental Management;

(u)

Any enforcement action is commenced by the Indiana Department of Environmental Management or the U.S. Army Corps of Engineers as a result of any encroachments of the wetlands and streams located on the Property; or

(v)

There shall have been entered or docketed any order or ruling by either the Indiana Department of Environmental Management or the U.S. Army Corps of Engineers in connection with the plans and applications required by Section 5.01(t) of this Agreement which, in the reasonable opinion of the Lender, may adversely impact the construction or operation of the Project and on or before five (5) business Days following the entry of such order or ruling, the Borrower shall have failed to deliver to the Lender an irrevocable standby letter of credit in the amount of $1,000,000.00 issued by a financial institution reasonably acceptable to the Lender with an expiration date of not less than twelve months after the date of issuance and automatically renewable for additional periods of at least twelve months which may be drawn upon by the Lender in the event Borrower shall fail to make any payments required by this Agreement or any of the Loan Documents. Such irrevocable standby letter of credit shall be surrendered by Lender on or before five (5) Business Days following Lender’s receipt of a copy a final order releasing, dismissing or reversal of such adverse ruling or order.

Section 6.02.

Remedies. Upon the occurrence of an Event of Default and at any time while such Event of Default is continuing, the Lender to the extent permitted by applicable law:

(a)

may accelerate the due date of the unpaid principal balance of the Notes, all accrued but unpaid interest thereon and all other amounts payable under this Agreement making such amounts immediately due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith immediately due and payable, without presentment, notice of intent to accelerate or notice of acceleration, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any of the Borrower under the Federal Bankruptcy Code, the Notes, all such interest and all such amounts shall automatically become due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower;

(b)

may withhold or direct the Disbursing Agent to withhold anyone or more Advances in its discretion, and terminate the Lender’s obligations, if any, under this Agreement to make any Advances whereupon the commitment and obligations of the Lender to extend credit or to make Advances hereunder shall terminate, and no disbursement of Loan funds by the Lender will cure any default of the Borrower, unless the Lender agrees otherwise in writing;

(c)

may, by notice to the Borrower, obtain the appointment of a receiver to take possession of all Collateral of the Borrower, including, but not limited to all personal property, including all fixtures and equipment leased, occupied or used by any of the Borrower. To the extend permitted by applicable law, Borrower hereby irrevocably consents to the appointment of such receiver and agrees to cooperate and assist any such receiver as reasonably requested to facilitate the transfer of possession of the Collateral to such receiver and to provide such receiver access to all books, records, information and documents as requested by such receiver;

(d)

in its discretion, enter the Real Property and take any and all actions necessary in its reasonable judgment to complete construction of the Project, including but not limited to making changes in Plans and Specifications, work or materials, and entering into, modifying, or terminating any contractual arrangements, subject to the Lender’s right at any time to discontinue any work without liability. If the Lender elects to complete the Project, except as otherwise set forth in the Loan Documents, it will not assume any liability to the Borrower or any other person for completing the Project or for the manner or quality of construction of the Project, and the Borrower expressly waives any such liability. Following the occurrence and during the continuation of an Event of Default, the Borrower irrevocably appoints the Lender as its attorney-in-fact, with full power of substitution, to complete the Project in the Borrower’s name, or the Lender may elect to complete construction in its own name. In any event, all sums expended by the Lender in completing construction will be considered to have been disbursed to the Borrower and will be secured by the Mortgage and any other instruments or documents securing the Loans, and any such sums that cause the principal amount of the Loans to exceed the face amount of the Notes will be considered to be an additional loan to the Borrower bearing interest at the rate provided in the Notes and will be secured by the Mortgage and any other instrument or documents securing the Loans. The Lender will not have any obligation under the Plans and Specifications prepared for the Project, any studies, data, and drawings with respect thereto prepared by or for Borrower, or the contracts and agreements relating to the Plans and Specifications, or the aforesaid studies, data, and drawings, or to the construction of the Project unless it expressly hereafter agrees in writing. The Lender will have the right to exercise any rights of the Borrower under those contracts and agreements or with respect to such Plans and Specifications, studies, data, and drawings upon any default by the Borrower under this Agreement, and shall have such other rights and remedies with respect thereto as are afforded a secured creditor under applicable law; and

(e)

may, by notice to the Borrower, require the Borrower to pledge to the Lender as security for the Loan Obligations an amount in immediately available funds equal to the then outstanding Letter of Credit Liabilities, such funds to be held in an interest bearing cash collateral account at the Lender without any right of withdrawal by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower or any of its subsidiaries under the Federal Bankruptcy Code, the Borrower shall, without notice, pledge to the Lender as security for the Loan Obligations an amount in immediately available funds equal to the then outstanding Letter of Credit Liabilities, such funds to be held in such an interest bearing cash collateral account at the Lender; and

(f)

may exercise all other rights and remedies afforded to the Lender under the Loan Documents or by applicable law or equity.

Section 6.03.

Remedies Cumulative. Each and every power or remedy herein specifically given shall be in addition to every other power or remedy, existing or implied, given now or hereafter existing at law or in equity, and each and every power and remedy herein specifically given or otherwise so existing may be exercised from time to time and as often and in such order as may be deemed expedient by Lender, and the exercise or the beginning of the exercise of one power or remedy shall not be deemed a waiver of the right to exercise at the same time or thereafter any other power or remedy. No delay or omission of Lender in the exercise of any right or power accruing hereunder shall impair any such right or power or be construed to be a waiver of any default or acquiescence therein.

ARTICLE VII.

MISCELLANEOUS

Section 7.01.

Amendments, etc. No amendment or waiver of any provision of any Loan Document to which the Borrower is a party, nor any consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be agreed or consented to by the Lender and the Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 7.02.

Notices, etc. All notices and other communications provided for under any Loan Document shall be in writing and mailed, faxed, or delivered at the addresses set forth below, or at such other address as such party may specify by written notice to the other parties hereto:

If to the Borrower:	Indiana Bio-Energy, LLC
969 North Main Street, P.O. Box 297
Bluffton, IN 46714
Telephone: (260) 846-0011
Fax: (260) 353-1100
Attention: President

With a copy (which shall not constitute notice) to:	3800 One Indiana Square
Krieg DeVault LLP
Indianapolis, IN 46204
Fax: (317) 636-1507
Attn. John R. Kirkwood, Esq.

If to the Lender:	AgStar Financial Services, PCA
3555 9th Street NW Suite 400
Rochester MN 55903
Telephone: (507) 386-4242
Facsimile: (507) 344-5088
Attention: Mark Schmidt

With copies (which shall not constitute notice) to:	Gray Plant Mooty
1010 West St. Germain,
Suite 600 St. Cloud, MN 56301
Facsimile: (320) 252-4482
Attention: Phillip L Kunkel

All such notices and communications shall have been duly given and shall be effective: (a) when delivered; (b) when transmitted via facsimile to the number set forth above; (c) the Business Day following the day on which the same has been delivered prepaid (or pursuant to an invoice arrangement) to a reputable national overnight air courier service; or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Any confirmation sent by the Lender to the Borrower of any borrowing under this Agreement shall, in the absence of manifest error, be conclusive and binding for all purposes.

Section 7.03.

No Waiver; Remedies. No failure on the part of the Lender to exercise, and no delay in exercising, any right under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

Section 7.04.

Costs, Expenses and Taxes.

(a)

The Borrower agrees to pay on demand all reasonable and necessary costs and expenses in connection with the preparation, execution, delivery, filing, recording and administration of the Loan Documents and the other documents to be delivered under the Loan Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Lender (who may be in-house counsel), and local counsel who may be retained by said counsel, with respect thereto and with respect to advising the Lender as to its respective rights and responsibilities under the Loan Documents, and all costs and expenses (including reasonable counsel fees and expenses) for the Lender in connection with the filing of the Financing Statements and the enforcement of the Loan Documents and the other documents to be delivered under the Loan Documents, including, without limitation, in the context of any bankruptcy proceedings. In addition, the Borrower agrees to pay on demand the expenses described in Section 5.01(b). In addition, the Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of the Loan Documents and the other documents to be delivered under the Loan Documents, and agrees to save the Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

(b)

If, due to payments made by the Borrower pursuant to Section 2.09 or due to acceleration of the maturity of the Advances pursuant to Section 6.01 or due to any other reason (other than payments made pursuant to Section 2.17 of this Agreement), the Lender receives payments of principal of any Loan other than on the 1st day of an Interest Period relating thereto, the Borrower shall pay to the Lender on demand any amounts required to compensate the Lender for any additional losses, costs or expenses which it may incur as a result of such payment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund or maintain such Loan.

(c)

Upon the request of Borrower, Lender shall provide copies of all invoices for costs and expenses to be reimbursed by Borrower under this Agreement or under any of the Loan Documents.

Section 7.05.

Right of Set-off. The Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law following the occurrence and only during the continuation of an Event of Default, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender to or for the credit or the account of the Borrower against any and all of the Loan Obligations, irrespective of whether or not the Lender shall have made any demand under such Loan Document and although deposits, indebtedness or such obligations may be unmatured or contingent. The Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Lender may have.

Section 7.06.

Severability of Provisions. Any provision of this Agreement or of any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 7.07.

Binding Effect; Successors and Assigns; Participations.

(a)

This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign or otherwise transfer its rights hereunder or any interest herein without the prior written consent of the Lenders.

(b)

Provided Lender provides notice of such transfer or participation to Borrower, Borrower agrees and consents to Lender’s sale or transfer, whether now or later, of one or more participation interests in the Loans to one or more purchasers, whether related or unrelated to Lender. Lender may provide, without any limitation whatsoever, to anyone or more purchasers, or potential purchasers) any information or knowledge Lender may have about Borrower or about any other matter relating to the Loans, and Borrower hereby waives any rights to privacy it may have with respect to such matters; provided, however, that any information received by any such purchaser or potential purchaser under this provision which concerns the personal) financial or other affairs of the Borrower shall be received and kept by the purchaser or potential purchaser in full confidence and will not be revealed to any other persons, firms or organizations nor used for any purpose whatsoever other than for determining whether or not to participate in the Loans and in accord with the rights of Lender if a participation interest is acquired. Provided Borrower has been provided notice by Lender of Lender’s sale of a participation interest to such party or parties, Borrower also agrees that the purchasers of any such participation interests will be considered as the absolute owners of such interests in the Loans and will have all the rights granted under the participation agreement or agreements governing the sale of such participation interests. Borrower further waives all rights of offset or counterclaim that it may have now or later against Lender or against any purchaser of such a participation interest arising out of or by virtue of the participation and unconditionally agrees that either Lender or such purchaser may enforce Borrower’s obligation under the Loans irrespective of the failure or insolvency of any holder of any interests in the Loans. Borrower further agrees that the purchaser of any such participation interests may enforce its interests irrespective of any personal claims or defenses that Borrower may have against Lender.

Section 7.08.

Consent to Jurisdiction.

(a)

The Borrower hereby irrevocably submits to the jurisdiction of any Minnesota state court or federal court over any action or proceeding arising out of or relating to this Agreement, the Note and any instrument, agreement or document related hereto or thereto, and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Minnesota state court or federal court. The Borrower hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Borrower irrevocably consents to the service of copies of the summons and complaint and any other process which may be served in any such action or proceeding by the mailing of copies of such process to Borrower at its address specified in Section 7.02. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)

Nothing in this Section 7.08 shall affect the right of the Lender to serve legal process in any other manner permitted by law or affect the right of the Lender to bring any action or proceeding against the Borrower or its property in the courts of other jurisdictions.

Section 7.09.

Governing Law. THIS AGREEMENT, THE SUPPLEMENTS AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF MINNESOTA.

Section 7.10.

Execution in Counterparts. This Agreement may be executed in any number of counterparts and on telecopy counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same agreement.

Section 7.11.

Survival. All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Advances and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Loan Obligations are outstanding and unpaid (other than contingent claims for which no claim has been asserted) and so long as the Lender has any unexpired commitments under this Agreement or the Loan Documents. The expense reimbursement, additional cost, capital adequacy and indemnification provisions of this Agreement shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loan Obligations or the termination of this Agreement or any provision hereof.

Section 7.12.

WAIVER OF JURY TRIAL. THE BORROWER AND THE LENDER HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT TO WHICH IT IS A PARTY OR ANY INSTRUMENT OR DOCUMENT DELIVERED THEREUNDER.

Section 7.13.

Entire Agreement. THIS AGREEMENT, THE NOTES, AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PAR TIES THERETO.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers and duly authorized, as of the date first above written.

BORROWER ACKNOWLEDGES HAVING READ ALL THE PROVISIONS OF THIS MASTER LOAN AGREEMENT, AND BORROWER AGREES TO ITS TERMS. THIS AGREEMENT IS DATED AS OF THE DATE FIRST ABOVE STATED.

[SIGNATURE PAGE ON FOLLOWING PAGE]

SIGNATURE PAGE TO:

MASTER LOAN AGREEMENT

by and among

INDIANA BIO-ENERGY, LLC

and

AGSTAR FINANCIAL SERVICES, PCA

Date: February 27,2007

BORROWER:	LENDER:

INDIANA BIO-ENERGY, LLC an	AGSTAR FINANCIAL SERVICES, PCA,
Indiana limited liability company	a United States instrumentality

/s/ Stephen J. Hogan	/s/ Mark Schmidt
By: Stephen J. Hogan	By: Mark Schmidt
Its President	Its Vice President

STATE OF INDIANA

)

) SS:

COUNTY OF MARION

)

Before me the undersigned, a Notary Public in and for said County and State personally appeared Stephen J. Hogan, the President of Indiana Bio-Energy, LLC, an Indiana limited liability company, who executed the foregoing instrument on behalf of such entity.

Witness my hand and Notarial Seal this 27th day of February, 2007.

My Commission Expires:

/s/ Bradley S. Fuson

Notary Public

My county of Residence:

Seal

Bradley S. Fuson

State of Indiana Notary Public

Resident of Hamilton County

My Commission Expires 8/20/2014

EXHIBIT A

COMPLIANCE CERTIFICATE

TO:

AgStar Financial Services, PCA (the “Lender”)

Pursuant to that certain Master Loan Agreement dated February 27, 2007, by and between INDIANA BIO-ENERGY, LLC, an Indiana limited liability company (the “Borrower”), and the Lender, and any amendments thereto and extensions thereof (the “Loan Agreement”), the undersigned hereby represents, warrants and certifies to the Lender as follows:

1.

The financial statement(s) attached hereto are complete and correct in all material respects and fairly present the financial condition of the Borrower as of the date of said financial statement(s) and the result of its business operations for the period covered thereby;

2.

Repeats and reaffirms to the Lender each and all of the representations and warranties made by the Borrower in the Loan Agreement and the agreements referred to therein or related thereto (except as such representations and warranties relate to financial statements as of the date thereof, and represents and warrants to the Lender that each and all of said warranties and representations are true and correct as of the date hereof, except as disclosed in writing to the Lender;

3.

No Event of Default (as that term is defined in the Loan Agreement), and no event which with the giving of notice or the passage of time or both would constitute an Event of Default, has occurred and is continuing as of the date hereof; and

4.

All the calculations set forth below are made pursuant to the terms of the Loan Agreement and are true and accurate as of the date of the attached financial statements:

1.

Section 5.01(d) - Working Capital.

(tested annually)

(a)

Required Working Capital

(@ Completion Date $10,000,000.00)

(first fiscal year after Completion Date $12,000,000.00 & continually thereafter)

(a)

Current Assets

$

(b)

Current Liabilities

$

Line (a) less line (b)

$

In Compliance

Yes

No

2.

Section 5.0l(e) - Tangible Net Worth.

(tested annually)

(a)

Required Tangible Net Worth

($80,000,000.00 @ Completion Date and continually thereafter)

1

(b)

Actual Tangible Net Worth

$

(1) Total Assets

$

(2) Less Intangible Assets (per definition)

$

(3) Total Tangible Assets (line (I) minus line (2)

$

(4) Total Liabilities

$

(5) Sub Debt

$

(6) Tangible Net Worth

$

(line (3) minus line (4) plus Line 5))

$

In Compliance

Yes

No

3.

Section 5.01(f) - Owner Equity Ratio

(tested annually beginning at the end of the second fiscal year following the Completion Date and continually thereafter)

(a)

Tangible Net Worth

$

(b)

Total Assets

$

(c)

Owner Equity Percentage

(percent of line (b) to (c)

            %

Required Percentage of 50% beginning at the end of the second fiscal year following the Completion Date and continually thereafter

In Compliance

Yes

No

4.

Section 5.0l(g) - Fixed Charge Ratio

(tested annually beginning at the end of the first operating year)

(a)

EBITDA

$

(b)

Scheduled Principal Payments for the Loans

$

(c)

Scheduled Principal Payments for Subordinated Debt

$

(d)

Interest on the Loans

$

(e)

Interest on the Subordinated Debt

$

(f)

Distributions

$

(g)

Maintenance Capital Expenditures

$

(h)

Denominator (sum of lines (b) through (g))

$

Ratio of line (a) to (h)

                     to 1.00

Required Ratio of 1.25 to 1.00

In Compliance

Yes

No

2

IN WITNESS WHEREOF, the undersigned has signed and delivered this Certificate to the Lender as of the _____ day of                          ,             .

BORROWER:

INDIANA BIO-ENERGY, LLC

an Indiana limited liability company

By

Its

3

EXHIBIT B

PROJECT SOURCES AND USE STATEMENT

INDIANA BIO-ENERGY, LLC

100 MILLION GALLON NATURAL GAS

Budget from Inception to Startup

Revised 11/07/2006	11/7/2006
Revised
Budget
Sources:
Member equity	$62,644,670
Member equity- Seed Capital	1,360,000
Grants	500,000
Interest income	595,330
Tax Increment Financing	-
Subordinated debt financing Solid Waste Bonds	22,000,000
Total equity	87,100,000
Line of credit
Senior debt	90,000,000
Total	$177,100,000

Uses:
Plant Construction Costs
Plant design-build contract - Fagen	$113,416,576
Allowance-Fagen cost increase per CCI index	5,000,000
Additional corn storage - IBE responsibility	-
Allowance for City/County Road Improvements	1,500;000
Administration Building	400,000
Office Equipment	100,000
Computers, Software, Network	180,000
Construction Performance Bond	-
Construction Insurance-Builders Risk	200,000
Capitalized Interest on Senior Debt	4,900,000
Capitalized Interest on bond financing	2,417,673
Interest on Bond	-
Debt Services reserve on Bond	2,200,000
Additional required equity for Bonds	482,500
Contingency on Bond	-
Construction Contingency	2,030,251
Total	$132,827,000

1 of 4

INDIANA BIO-ENERGY, LLC

100 MILLION GALLON NATURAL GAS

Budget from Inception to Startup

Revised 11/07/2006	11/7/2006
Revised
Budget
Site Costs
Land Acquisition	$2,750,000
Site Engineering (survey and borings)	45,000
Water Discharge.	500,000
Site Improvements (includes Phase 1)	4,100,000
Hard Surface Roads	2,600,000
Site Maintenance	-
Site Utilities (includes Phase 2)	1,500,000
Construction manager fees	120,000
Permitting	100,000
Liquid Propane Fuel Storage	-
Total	$11,715,000

Railroad
Mainline Rail Switch	$440,000
Yard Rail Switches	360,000
Rail Track	4,581,818
Railroad Contingency	458,182
Total	$5,840,000

Fire Protection/Water Supply
Fire Protection Loop	$800,000
Fire Water Tank	435,000
Fire Water Pumps	160,000
Process Building Fire Suppression	360,000
Energy Center Fire Suppression	150,000
Water Treatment Building/Fire Pump House	350,000
Fire Protection	60,000
RO Water System w/Tank	2,500,000
Wells or Water System Access	800,000
Water Pre-Treatment System	500,000
Water System Pump	-
Drain Field & Septic Tank	50,000
Blowdown Pond	150,000
Total	$6,315,000

2 of 4

INDIANA BIO-ENERGY, LLC

100 MILLION GALLON NATURAL GAS

Budget from Inception to Startup

Revised 11/07/2006	11/7/2006
Revised
Budget
Rolling Stock
Used front-end loaders - 2	$200,000
New Skid Loader	35,000
New Fork Lift	30,000
New Scissor Lift - 30 ft	20,000
Rail Car Mover	300,000
Used Pick-Ups - 2	50,000
Total	$635,000

Financing Costs
Loan origination fees - Senior Lender	$800,000
Commissions on financing	-
Bond issue costs, includes legal. Feasibility study	1,100,000
Bond Insurance	-
Bank underwriting fee	150,000
Bank unused commitment fee	-
Bank annual facility fee	40,000
Construction Inspections -Bank Required	40,000
Bank, IBE Attorney Fees	200,000
Title Insurance	70,000
Disbursement Agent Fee	15,000
Appraisal Cost	10,000
Total	$2,425,000

Pre Production Period Costs
Startup Costs
Administration labor	340,000
Production Labor	250,000
Utilities	400,000
Training costs	30,000
Total	$1,020,000

Total Inventory - Working Capital
Inventory- working capital	$6,880,000
Inventory - Corn	3,600,000
Inventory - Ethanol & DDGS	3,000,000
Denaturant, chemicals, yeasts; enzymes	420,000
Inventory - Corn Hedged	-
Inventory-spare parts	750,000
Total	$14,650,000

3 of 4

INDIANA BIO-ENERGY, LLC

100 MILLION GALLON NATURAL GAS

Budget from Inception to Startup

Revised 11/07/2006	11/7/2006
Revised
Budget
Organizational Costs
Entity organization
Legal	$30,000
Accounting	40,000
Miscellaneous	25,000
$95,000

Cost of raising capital
Legal	$70,000
Accounting	25,000
Consulting fees - Midwest	240,000
Printing, Power Point Presentation	20,000
Other	200,000
Contingency	200,000
Advertising	15,000
$770,000

Operating costs
Development labor fee	$251,000
Office labor	90,000
Office expense	97,000
Office equipment	5,000
Telephone	13,000
Internet service	2,000
Postage	15,000
Directors’ expense	10,000
Directors travel expense	20,000
SEC annual reporting	-
Payroll tax expense	10,000
401K expense	-
Accounting fees	75,000
Legal	100,000
Consulting fees	30,000
Membership fees	2,000
Membership meetings	15,000
Bank Charges	2,000
Depreciation	-
Miscellaneous	10,000
Donations	-
Dues	1,000
Insurance- operations	20.000
Insurance- D&O	40,000
Bond issuance costs	-
Bond insurance	-
Advertising	-
$808,000
Organizational Cost Total	$1,673,000
Grand Total	$177,100,000

4 of 4

Schedule 3.01(d)

Real Property

LEGAL DESCRIPTION

The following described real estate located in Wells County, Indiana:

Parcel No. 90-08-08-100-001.000-002

Part of the Northeast Quarter of Section 8, Township 26 North, Range 12 East, Harrison Township, Wells County, Indiana, described as follows: Beginning at the Northwest corner of said Northeast Quarter found per record witness; thence easterly, 2229.08 feet along the north line of said Northeast Quarter to a 5/8” rebar stake set on the westerly right-of-way line of the Norfolk and Western Railway Company; thence southwesterly, deflecting right 111 degrees 41 minutes PO seconds, 2861.11 feet along said westerly right-of-way line to a 5/8” rebar stake set on the south line of said Northeast Quarter; thence westerly, deflecting right 67 degrees 21 minutes 40 seconds, 1121.70 feet along said south line to a 5/8” rebar stake set at the Southwest Corner of said Northeast Quarter; thence northerly, deflecting right 89 degrees 52 minutes 40 seconds, 2677.84 feet along the west line of said Northeast Quarter to the place of beginning. Containing 102.50 acres.

Parcel No. 90-08-08-200-001.000-010; 90-08-08-200·002.000-010

Part of the Northwest Quarter of Section 8, Township 26 North, Range 12 East, Harrison Township, Wells County, Indiana, described as follows: .

Beginning at the Southwest corner of said Northwest Quarter found per record witness; thence Northerly, 1208.78 feet along the West line of said Northwest Quarter to a P.K. nail at the Southwest corner of the 17.04 acre tract described in Deed Record 130, Page 872; thence Northeasterly, deflecting right 65 degrees 20 minutes 38 seconds, 2931.66 feet along the South line of said 17.04 acre tract to a 5/8” rebar stake on the East line of said Northwest Quarter; thence Southerly, deflecting right 114 degrees 57 minutes 47 seconds, 1112.76 feet along said East line to a 5/8” rebar stake at the Southeast corner of the Northeast Quarter of said Northwest Quarter; thence Westerly, deflecting right 90 degrees 04 minutes 33 seconds, 1329.23 feet to a 5/8” rebar stake at the Southwest corner of the Northeast Quarter of said Northwest Quarter; thence Southerly, deflecting left 90 degrees 13 minutes 45 seconds, 1337.85 feet to a 5/8” rebar stake at the Southeast corner of the Southwest Quarter of said Northwest Quarter, thence Westerly, deflecting right 90 degrees 16 minutes 33 seconds, 1325.66 feet along the South line of said Northwest Quarter to the place of beginning. Containing 70.79 acres more or less.

Parcel No. 90-08-08--300-002.000-002

Tract I: The Southeast Quarter of the Northwest Quarter of Section 8, Township 26 North, Range 12 East, Wells County, Indiana, containing 40 acres, more or less.

Tract It The east half of the Southwest Quarter of Section 8, Township 26 North, Range 12 East, Wells County, Indiana, containing 80 acres, more or less.

EXCEPTING THEREFROM, Part of the Southwest Quarter of Section 8, Township 26 North, Range 12 East, Harrison Township, Wells County, Indiana, described as follows: Starting at the southeast corner of said Southwest Quarter found per record Witness; thence westerly, 451.42 feet along the south line of said Southwest Quarter to a P.K. nail which shall be the place of beginning; thence continuing westerly, 253.58 feet along said south line, to a P.K. nail; thence northerly, deflecting right 90 degrees 00 minutes 00 seconds, 280.00 feet to a 5/8” rebar stake; thence easterly, deflecting right 90 degrees 00 minutes 00 seconds, 253.58 feet parallel with the south line of said Southwest Quarter to a 5/8” rebar stake; thence southerly, deflecting right 90 degrees 00 minutes 00 seconds, 280.00 feet to the place of beginning. Containing 1.63 acres, more or less.

Containing in all 118.37 acres, after exception.

Parcel No. 90·08-08-400-027.000-010

Part of the Northwest Quarter of Section B, Township 26 North, Range 12 East, Harrison Township, Wells

County, Indiana, described as follows:

Starting at the northwest corner of said Northwest Quarter; thence southerly, 1185.11 feet, along the west line of said Northwest Quarter to its intersection with the southerly right-of-way line of the Norfolk and Western Railway Company, which shall be the place of beginning; thence northeasterly, deflecting left 114 degrees 39 minutes 22 seconds, 2804.95 feet, along said right-or-way line to the north line of said Northwest Quarter; thence easterly, deflecting right 24 degrees 59 minutes 26 seconds, 116.37 feet, along said north line to the northeast corner of said Northwest Quarter; thence southerly, deflecting right 89 degrees 58 minutes 17 seconds, 226.16 feet, along the east line of said Northwest Quarter; thence southwesterly, deflecting right 65 degrees 02 minutes 17 seconds, 2931.66 feet, parallel with the southerly right-at-way line of the Norfolk and Western Railway Company to the west line of said Northwest Quarter; thence northerly, deflecting right 114 degrees 39 minutes 22 seconds, 279.69 feet, along said west line to the place of beginning. Containing 17.04 acres.

Parcel No. 90-08-08-200-001.000-010; 90-l8-08-200-002.000-010

Part of the Northwest Quarter of Section 8, Township 26 North, Range 12 East, Harrison Township, Wells County, Indiana, described as follows:

Beginning at the Southwest corner of said Northwest Quarter found per record witness; thence Northerly, 1208.78 feet along the West line of said Northwest Quarter to a P. K. nail at the Southwest corner of the 17.04 acre tract described in Deed Record 130, Page 872; thence Northeasterly, deflecting right 65 degrees 20 minutes 38 seconds, 2931.66 feet along the South line of said 17.04 acre tract to a 5/8” rebar stake on the East tine of said Northwest Quarter; thence Southerly, deflecting right 114 degrees 57 minutes 47 seconds, 1112.76 feet along said East line to a 5/8” rebar stake at the Southeast corner of the Northeast Quarter of said Northwest Quarter; thence Westerly, deflecting right 90 degrees 04 minutes 33 seconds, 1329.23 feet to a 5/8” rebar stake at the Southwest corner of the Northeast Quarter at said Northwest Quarter; thence Southerly, deflecting left 90 degrees 13 minutes 45 seconds, 1337.85 feet to a 5/8” rebar stake at the Southeast corner of the Southwest Quarter of said Northwest Quarter; thence Westerly, deflecting right 90 degrees 16 minutes 33 seconds, 1325.66 feet along the South tine of said Northwest Quarter to the place of beginning. Containing 70.79 acres more or less.

Parcel No. 90-08-08-300-l01.000·002

Part of the Southwest Quarter of Section 8, Township 26 North, Range 12 East, Harrison Township, Wells County, Indiana, described as follows: Starting at the southeast corner of said Southwest Quarter found per record witness; thence westerly, 451.42 feet along the south line of said Southwest Quarter to a P. K. nail which shall be the place of beginning; thence continuing westerly, 253.58 feet along said south line, to a P. K. nail; thence northerly, deflecting right 90 degrees 00 minutes 00 seconds, 280.00 feet to a 5/8” rebar stake; thence easterly, deflecting right 90 degrees 00 minutes 00 seconds, 253.58 feet parallel with the south line of said Southwest Quarter to a 5/8” rebar stake; thence southerly, deflecting right 90 degrees 00 minutes 00 seconds, 280.00 feet to the place of beginning. Containing 1.63 acres, more or less.

Parcel No. 90-08-08-300-006.000-010

THE NORTHWEST QUARTER OF THE SOUTHWEST QUARTER OF SECTION 8, TOWNSHIP 26 NORTH, RANGE 12 EAST, HARRISON TOWNSHIP, WELLS COUNTY, INDIANA, CONTAINING 40A6 ACRES.

Parcel No. 90-08-08-300-004.000.010

ALSO: THE SOUTHWEST QUARTER OF THE SOUTHWEST QUARTER OF SECTION 8, TOWNSHIP 26 NORTH, RANGE 12 EAST, HARRISON TOWNSHIP, WELLS COUNTY, INDIANA, CONTAINING 40.40 ACRES.

EXCEPTING THEREFROM: PART OF THE SOUTHWEST QUARTER OF SECTION 8, TOWNSHIP 26 NORTH, RANGE 12 EAST, HARRISON TOWNSHIP, WELLS COUNTY, INDIANA, DESCRIBED AS FOLLOWS:

BEGINNING AT THE SOUTHWEST CORNER OF SAID SOUTHWEST QUARTER FOUND PER RECORD WITNESS; THENCE NORTHERLY, 527.00 FEET ALONG THE WEST LINE OF SAID SOUTHWEST QUARTER TO A P.K. NAIL; THENCE EASTERLY, DEFLECTING RIGHT 90 DEGREES 00 MINUTES 16 SECONDS, 655.00 FEET PARALLEL WITH THE SOUTH LINE OF SAID SOUTHWEST QUARTER TO A 5/8” REBAR STAKE; THENCE SOUTHERLY, DEFLECTING RIGHT 89 DEGREES 59 MINUTES 44 SECONDS, 527.00 FEET PARALLEL WITH THE WEST LINE OF SAID SOUTHWEST QUARTER TO A P.K. NAIL ON THE SOUTH LINE OF SAID SOUTHWEST QUARTER; THENCE WESTERLY, DEFLECTING RIGHT 90 DEGREES 00 MINUTES 16 SECONDS, 655.00 FEET ALONG SAID SOUTH LINE TO THE PLACE OF BEGINNING. CONTAINING 7.92 ACRES.

CONTAINING AFTER SAID EXCEPTION 32.48 ACRES.

Parcel No. 90-08-08-400-004.000-002

Commencing at the southwest corner of the southeast quarter of section eight (8), in township 26 north, range 12 east, and running thence north 1324.70 feet to the northwest corner of the south half of said quarter, thence east 558.20 feet to the west line of the right of way of the Ft Wayne, Cincinnati and Louisville railroad company, thence in a southwesterly direction along the west line of said Railroad right of way a distance of 1437.50 feet to the south line of said Section 8, thence west 12 feet to the place of beginning, containing 8.67 acres.

Parcel No. 90-0B-08-40Q.-020.000-002

PART OF THE NORTH HALF OF THE SOUTHEAST QUARTER OF SECTION 8, TOWNSHIP 26 NORTH, RANGE 12 EAST, HARRISON TOWNSHIP, WELLS COUNTY, INDIANA, DESCRIBED AS FOLLOWS:

STARTING AT THE NORTHEAST CORNER OF SAID SOUTHEAST QUARTER FOUND PER RECORD WITNESS; THENCE WESTERLY, 1528.71 FEET ALONG THE NORTH LINE OF SAID SOUTHEAST QUARTER TO THE WESTERLY RIGHT-Of-WAY LINE Of THE NORFOLK & WESTERN RAILROAD, WHICH SHALL BE THE PLACE OF BEGINNING; THENCE SOUTHWESTERLY, DEFLECTING LEFT 67 DEGREES 21 MINUTES 32 SECONDS, 617.57 FEET ALONG SAID WESTERLY RIGHT-Of-WAY LINE; THENCE SOUTHWESTERLY, DEFLECTING RIGHT 00 DEGREES 02 MINUTES 05 SECONDS, 816.82 FEET ALONG SAID WESTERLY RIGHT-OF-WAY LINE TO THE SOUTH LINE OF THE NORTH HALF Of SAID SOUTHEAST QUARTER; THENCE WESTERLY, DEFLECTING RIGHT 67 DEGREES 09 MINUTES 58 SECONDS, 565.65 FEET ALONG THE SOUTH LINE OF THE NORTH HALF OF SAID SOUTHEAST QUARTER TO THE WEST LINE OF SAID SOUTHEAST QUARTER; THENCE NORTHERLY, DEFLECTING RIGHT 90 DEGREES 03 MINUTES 19 SECONDS, 1325.61 FEET ALONG THE WEST LINE OF SAID SOUTHEAST QUARTER TO THE NORTHWEST CORNER OF SAID SOUTHEAST QUARTER; THENCE EASTERLY, DEFLECTING RIGHT 90 DEGREES 07 MINUTES 21 SECONDS, 1120.66 FEET ALONG THE NORTH LINE OF SAID SOUTHEAST QUARTER TO THE PLACE OF BEGINNING. CONTAINING 25.64 ACRES MORE OR LESS.

NOW KNOWN AS

PARCEL 1:

PART OF SECTION 8, TOWNSHIP 26 NORTH, RANGE 12 EAST, HARRISON TOWNSHIP, WELLS COUNTY, INDIANA, DESCRIBED AS FOLLOWS;

BEGINNING AT THE SOUTHWEST CORNER OF THE NORTHWEST QUARTER OF SAID SECTION 8; THENCE NORTH 00 DEGREES 09 MINUTES 53 SECONDS WEST, (ASSUMED AND THE BASIS FOR THESE BEARINGS), 1488.47 FEET ALONG THE WEST LINE OF SAID NORTHWEST QUARTER TO THE SOUTHERLY RIGHT-Of-WAY LINE OF THE NORFOLK AND SOUTHERN RAILROAD; THENCE NORTH 65

DEGREES 10 MINUTES 45 SECONDS EAST, 2804.95 FEET ALONG SAID SOUTHERLY RIGHT-OF-WAY LINE TO THE NORTH LINE OF SAID NORTHWEST QUARTER; THENCE SOUTH 89 DEGREES 49 MINUTES 48 SECONDS EAST 116.37 FEET ALONG SAID NORTH LINE TO THE NORTHWEST CORNER OF THE NORTHEAST QUARTER OF SAID SECTION 8; THENCE SOUTH 88 DEGREES 46 MINUTES 46 SECONDS EAST, 2227.06 FEET ALONG THE NORTH LINE OF SAID NORTHEAST QUARTER TO THE WESTERLY RIGHT-OF-WAY LINE OF THE NORFOLK AND SOUTHERN RAILROAD; THENCE SOUTH 22 DEGREES 53 MINUTES 10 SECONDS WEST, 3478.34 FEET ALONG SAID WESTERLY RIGHT-OF-WAY LINE; THENCE SOUTH 22 DEGREES 55 MINUTES 15 SECONDS WEST, 2255.13 FEET ALONG SAID WESTERLY RIGHT-OF-WAY LINE TO THE SOUTH LINE OF THE SOUTHEAST QUARTER OF SAID SECTION 8; THENCE SOUTH 89 DEGREES 54 MINUTES 33 SECONDS WEST, 8.77 FEET ALONG THE SOUTH LINE OF SAID SOUTHEAST QUARTER TO THE SOUTHEAST CORNER OF THE SOUTHWEST QUARTER OF SAID SECTION 8; THENCE NORTH 90 DEGREES 00 MINUTES 00 SECONDS WEST, 1322.25 FEET ALONG THE SOUTH LINE OF SAID SOUTHWEST QUARTER TO THE SOUTHWEST CORNER OF THE EAST HALF OF SAID SOUTHWEST QUARTER; THENCE NORTH 00 DEGREES 04 MINUTES 08 SECONDS, EAST, 2657.35 FEET ALONG THE WEST LINE OF THE EAST HALF OF SAID SOUTHWEST QUARTER TO THE NORTH LINE OF SAID SOUTHWEST QUARTER; THENCE NORTH 89 DEGREES 44 MINUTES 08 SECONDS WEST, 1325.66 FEET ALONG SAID NORTH LINE TO THE PLACE OF BEGINNING. CONTAINING 346.08 ACRES MORE OR LESS.

PARCEL 2:

Tract 1:

THE NORTHWEST QUARTER OF THE SOUTHWEST QUARTER OF SECTION 8, TOWNSHIP 26 NORTH, RANGE 12 EAST, HARRISON TOWNSHIP, WELLS COUNTY, INDIANA, CONTAINING 40.46 ACRES.

Tract 2:

ALSO: THE SOUTHWEST QUARTER OF THE SOUTHWEST QUARTER OF SECTION 8, TOWNSHIP 26 NORTH, RANGE 12 EAST, HARRISON TOWNSHIP, WELLS COUNTY, INDIANA, CONTAINING 40.40 ACRES.

EXCEPTING THEREFROM: PART OF THE SOUTHWEST QUARTER OF SECTION 8, TOWNSHIP 26 NORTH, RANGE 12 EAST, HARRISON TOWNSHIP, WELLS COUNTY, INDIANA, DESCRIBED AS FOLLOWS:

BEGINNING AT THE SOUTHWEST CORNER OF SAID SOUTHWEST QUARTER FOUND PER RECORD WITNESS; THENCE NORTHERLY, 527.00 FEET ALONG THE WEST LINE OF SAID SOUTHWEST QUARTER TO A PK NAIL; THENCE EASTERLY, DEFLECTING RIGHT90 DEGREES 00 MINUTES 16 SECONDS, 655.00 FEET PARALLEL WITH THE SOUTH LINE OF SAID SOUTHWEST QUARTER TO A 5/8” REBAR STAKE: THENCE SOUTHERLY, DEFLECTING RIGHT 89 DEGREES 59 MINUTES 44 SECONDS, 527.00 FEET PARALLEL WITH THE WEST LINE OF SAID SOUTHWEST QUARTER TO A P.K. NAIL ON THE SOUTH LINE OF SAID SOUTHWEST QUARTER; THENCE WESTERLY, DEFLECTING RIGHT 90 DEGREES 00 MINUTES 16 SECONDS, 655.00 FEET ALONG SAID SOUTH LINE TO THE PLACE OF BEGINNING. CONTAINING 7.92 ACRES.

CONTAINING AFTER SAID EXCEPTION 32.48 ACRES

Schedule 4.01(a)

Description of Certain Transactions Related to the Borrowers’ Stock

The Borrower has entered into a Project Management and Development Agreement with Midwest Bio Management LLC pursuant to which it has granted to each of Stephen J, Hogan and Troy D. Flowers an option to purchase additional membership units of the Borrower in an amount equal to 2 1/2% of the membership units outstanding at the time of closing the loan with AgStar Financial Services, PCA, for an option price of $100 per unit. Additionally, the Borrower has granted options to purchase additional membership units to the following persons and in the following amounts: Bonnie S. Jones -1 unit; Bruce Barger-1 unit; and David C. Dale- 3 units, all of such options being exercisable at a price of $1.00 per unit.

Schedule 4.01(1)

Description of Certain Threatened Actions, etc.

On March 3, 2006, the Borrower terminated a Financial Consulting Agreement (“FCA”) between the Borrower and Corporate Financial Associates, LLC (“CFA”) and its principal, Mr. Charles A. Spillman, CPA. The FCA was for consulting services to be performed for the securing of equity and debt financing for the Borrower’s proposed ethanol plant in Bluffion, Indiana. The Borrower terminated the FCA on two bases:

1.

It was not enforceable because neither CFA nor Mr. Spillman was a licensed broker to sell securities, and therefore could not perform an illegal contract;

2.

FCA and Mr. Spillman did not perform under the terms of the FCA, thereby delaying the commencement of the Borrower’s project and increasing its ultimate costs.

On March 13, 2006, CFA and Mr. Spillman, by their counsel, requested the Borrower to rescind the termination which the Borrower refused to do. On April 12, 2006 and July 14, 2006, counsel for CFA threatened to sue the company. On July 27, the Borrower replied to CFA and its counsel that the Borrower has been significantly damaged by CFA and Mr. Spillman’s actions, and forwarded to them a draft of Demand for Arbitration in the event that CFA made any further overtures toward litigation. The Borrower has heard nothing from CFA or its counsel since the July 27 letter. No claim has been formally asserted by either side pursuant to any arbitration tribunal or in a court of competent jurisdiction. The amount of monetary damages sought by CFA is unknown. At this point, absent the filing of any formal action and absent any discovery we are unable to offer any evaluation as to the likelihood of a favorable or unfavorable outcome, or to estimate amount of any potential loss to the Borrower.

Schedule 4.01(k)

Location of Inventory and Farm Products; Third Parties in, Possession; Crops

1441 South Adams, PO Box 297, Bluffton, Indiana 46714

969 North Main, PO Box 297, Bluffton, Indiana 46714

Schedule 4.01(1)

Office Locations; Fictitious Names; Etc.

969 North Main Street, P.O. Box 297, Bluffton, Indiana 46714

Office of President and CEO

55 South State Avenue, Suite 315, Indianapolis, Indiana 46201

Schedule 4.01(p)

Intellectual Property

(see attached)

EXHIBIT D

ICM License Agreement

THIS LICENSE AGREEMENT (this “License Agreement”) is entered into and made effective as of the 6th day of December, 2006 (“Effective Date”) by and between Indiana Bio-Energy, LLC, an Indiana limited liability company (“OWNER”), and ICM, Inc., a Kansas corporation (“ICM’’).

WHEREAS, OWNER has entered into that certain Design-Build Lump Sum Contract dated December 6, 2006 (the “Contract”) with Fagen, Inc., a Minnesota corporation (“Fagen’’), under which Fagen is to design and construct a one hundred (100) million gallon per year ethanol plant for OWNER to be located in or near Bluffton, Indiana (the “Plant”);

WHEREAS, ICM has granted Fagen the right to use certain proprietary technology and information of ICM in the design and construction of the Plant; and

WHEREAS, OWNER desires from ICM, and ICM desires to grant to OWNER, a license to use such proprietary technology and information in connection with OWNER’s ownership, operation, maintenance and repair of the Plant, all upon the terms and conditions set forth herein;

NOW, THEREFORE, the parties, in consideration of the foregoing premises and the mutual promises contained herein and for other good and valuable consideration receipt of which is hereby acknowledged, agree as follows:

1.

Upon substantial completion of the Plant by Fagen pursuant to the terms of the Contract or, if later, payment by OWNER of all amounts due and owing to Fagen under the Contract, ICM grants to OWNER a limited license to use the Proprietary Property (hereinafter defined) solely in connection with the ownership, operation, maintenance and repair of the Plant, subject to the limitations provided herein (the “Purpose”).

2.

The “Proprietary Property” means, without limitation, documents, Operating Procedures (hereinafter defined), materials and other information that are furnished by ICM to OWNER in connection with the Purpose, whether orally, visually, in writing, or by any other means, whether tangible or intangible, directly or indirectly (including, without limitation, through Fagen) and in whatever form or medium including, without limitation, the design, arrangement, configuration, and specifications of (i) the combinations of distillation, evaporation, and alcohol dehydration equipment (including, but not limited to, pumps, vessels, tanks, heat exchangers, piping, valves and associated electronic control equipment) and all documents supporting those combinations; (ii) the combination of the distillers grain drying (DGD), and heat recovery steam generation (HRSG) equipment (including, but not limited to, pumps, vessels, tanks, heat exchangers, piping and associated electronic control equipment) and all documents supporting those combinations; and (iii) the computer system, known as the distributed control system (DCS and/or PLC) (including, but not limited to, the software configuration, programming, parameters, set points, alarm points, ranges, graphical interface, and system hardware connections) and all documents supporting that system. The “Operating Procedures” means, without limitation, the process equipment and specifications manuals, standards of quality, service protocols, data collection methods, construction specifications, training methods, engineering standards and any other information prescribed by ICM from time to time concerning the Purpose. Proprietary Property shall not include any information or materials that OWNER can demonstrate by clear and convincing written evidence: (i) was lawfully in the possession of OWNER prior to disclosure by ICM or Fagen; (ii) was in the public domain prior to disclosure by ICM or Fagen; (iii) was disclosed to OWNER by a third party other than Fagen having the legal right to possess and disclose such information or materials; or (iv) after disclosure by ICM or Fagen comes into the public domain through no fault of OWNER or its members, directors, officers, employees, agents, contractors, consultants or other representatives (hereinafter collectively referred to as “Representatives”). Information and materials shall not be deemed to be in the public domain merely because such information is embraced by more general disclosures in the public domain, and any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain if the combination itself and its principles of operation are not in the public domain.

Indiana Bio-Energy, LLC	D-1	December 6, 2006

3.

OWNER shall not use the Proprietary Property for any purpose other than the Purpose. OWNER shall not use the Proprietary Property in connection with any expansion or enlargement of the Plant. ICM and its Representatives shall have the express right at any time to enter upon the premises of the Plant to inspect the Plant and its operation to ensure that OWNER is complying with the terms of this License Agreement.

4.

OWNER’s failure to materially comply with the Operating Procedures shall void all guarantees, representations and warranties, whether expressed or implied, if any, that were given by ICM to OWNER, directly or indirectly through Fagen, concerning the performance of the Plant that ICM reasonably determines are materially affected by OWNER’s failure to materially comply with such Operating Procedures. OWNER agrees to indemnify, defend and hold harmless ICM, Fagen and their respective Representatives from any and all losses, damages and expenses including, without limitation, reasonable attorneys’ fees resulting from, relating to or arising out of Owner’s or its Representatives’ (a) failure to materially comply with the Operating Procedures or (b) negligent use of the Proprietary Property.

5.

Any and all modifications to the Proprietary Property made by OWNER or its Representatives shall be the property of ICM. OWNER shall promptly notify ICM of any such modification and OWNER agrees to assign all right, title and interest in such modification to ICM; provided, however, OWNER shall retain the right, at no cost, to use such modification in connection with the Purpose.

6.

ICM has the exclusive right and interest in and to the Proprietary Property and the goodwill associated therewith. OWNER will not, directly or indirectly, contest ICM’s ownership of the Proprietary Property. OWNER’s use of the Proprietary Property does not give OWNER any ownership interest or other interest in or to the Proprietary Property except for the limited license granted to OWNER herein.

7.

OWNER shall pay no license fee or royalty to ICM for OWNER’s use of the Proprietary Property pursuant to this License Agreement, the consideration for the limited license granted herein is certain payments by Fagen to ICM which is funded by and included in the amounts payable by OWNER to Fagen for the construction of the Plant under the Contract.

8.

OWNER may not assign the limited license granted herein, in whole or in part, without the prior written consent of ICM which will not be unreasonably withheld or delayed. Prior to any assignment, OWNER shall obtain from such assignee a written instrument, in form and substance reasonably acceptable to ICM, agreeing to be bound by all the terms and provisions of this License Agreement. Any assignment of this License Agreement shall not release OWNER from (i) its duties and obligations hereunder concerning the disclosure and use of the Proprietary Property by OWNER or its Representatives, or (ii) damages to ICM resulting from, or arising out of. a breach of such duties or obligations by OWNER or its Representatives. ICM may assign its right, title and interest in the Proprietary Property, in whole or part, subject to the limited license granted herein.

Indiana Bio-Energy, LLC	D-2	December 6, 2006

9.

The Proprietary Property is confidential and proprietary. OWNER shall keep the Proprietary Property confidential and shall use all reasonable efforts to maintain the Proprietary Property as secret and confidential for the sole use of OWNER and its Representatives for the Purpose. OWNER shall retain all Proprietary Property at its principal place of business and/or the Plant. OWNER shall not at any time without ICM ‘s prior written consent, copy, duplicate, record, or otherwise reproduce the Proprietary Property, in whole or in part, or otherwise make the same available to any unauthorized person provided, OWNER shall be permitted to copy, duplicate or otherwise reproduce the Proprietary Property in whole or in part in connection with, and to the extent it is necessary and essential for, the Purpose so long as all such copies, duplicates or reproductions are kept at its principal place of business and/or the Plant and are treated the same as any other Proprietary Property. OWNER shall not disclose the Proprietary Property except to its Representatives who are directly involved with the Purpose, and even then only to such extent as is necessary and essential for such Representative’s involvement. OWNER shall inform such Representatives of the confidential and proprietary nature of such information and, if requested by ICM, OWNER shall obtain from such Representative a written instrument, in form and substance reasonably acceptable to ICM, agreeing to be bound by all of the terms and provisions of this License Agreement to the same extent as OWNER. OWNER shall make all reasonable efforts to safeguard the Proprietary Property from disclosure by its Representatives to anyone other than permitted hereby. OWNER shall notify ICM immediately upon discovery of any unauthorized use or disclosure of the Proprietary Property, or any other breach of this License Agreement by OWNER or its Representatives, and shall cooperate with ICM in every reasonable way to help ICM regain possession of the Proprietary Property and prevent its further unauthorized use or disclosure. In the event that OWNER or its Representatives are required by law to disclose the Proprietary Property, OWNER shall provide ICM with prompt written notice of same so that ICM may seek a protective order or other appropriate remedy. In the event that such protective order or other appropriate remedy is not obtained, OWNER or its Representatives will furnish only that portion of the Proprietary Property which in the reasonable opinion of its or their legal counsel is legally required and will exercise its reasonable efforts to obtain reliable assurance that the Proprietary Property so disclosed will be accorded confidential treatment.

10.

OWNER agrees to indemnify ICM for any and all damages (including, without limitation, reasonable attorneys’ fees) arising out of or resulting from any unauthorized disclosure or use of the Proprietary Property by OWNER or its Representatives. OWNER agrees that ICM would be irreparably damaged by reason of a violation of the provisions contained herein and that any remedy at law for a breach of such provisions would be inadequate. OWNER agrees that ICM shall be entitled to seek injunctive or other equitable relief in a court of competent jurisdiction against OWNER or its Representatives for any unauthorized disclosure or use of the Proprietary Property without the necessity of proving actual monetary loss or posting any bond. It is expressly understood that the remedy described herein shall not be the exclusive remedy of ICM for any breach of such covenants, and ICM shall be entitled to seek such other relief or remedy, at law or in equity, to which it may be entitled as a consequence of any breach of such duties or obligations.

11.

The duties and obligations of OWNER under this License Agreement, and all provisions relating to the enforcement of such duties and obligations shall survive and remain in full force and effect notwithstanding any termination or expiration of the Contract or this License Agreement.

12.

ICM may terminate this License Agreement upon written notice to OWNER if OWNER willfully or wantonly (a) uses the Proprietary Property for any purpose, or (b) discloses the Proprietary Property to anyone, in each case other than permitted herein. Upon termination of this License Agreement, OWNER shall cease using the Proprietary Property for any purpose (including the Purpose) and. upon request by ICM, shall promptly return to ICM all documents or other materials in OWNER) s or its Representatives’ possession that contain Proprietary Property in whatever format, whether written or electronic, including any and all copies or reproductions of the Proprietary Property. OWNER shall permanently delete all such Proprietary Property from its computer hard drives and any other electronic storage medium (including any backup or archive system). OWNER shall deliver to ICM a written certificate which certifies that all electronic copies or reproductions of the Proprietary Property have been permanently deleted.

Indiana Bio-Energy, LLC	D-3	December 6, 2006

13.

The laws of the Stale of Kansas, United States of America (or US), shall govern the validity of the provisions contained herein, the construction of such provisions, and the interpretation of the rights and duties of the parties. Any legal action brought to enforce or construe the provisions of this License Agreement shall be brought in the federal or state courts located in Wichita, Kansas, and the parties agree to and hereby submit to the exclusive jurisdiction of such courts and agree that they will not invoke the doctrine of forum non conveniens or other similar defenses in any such action brought in such courts. Notwithstanding the foregoing, nothing in this License Agreement will affect any right ICM may otherwise have to bring any action or proceeding relating to this License Agreement against OWNER or its properties in the courts of any jurisdiction. In the event the Plant is located in, or OWNER is organized under the laws of, a country other than the US, OWNER hereby specifically agrees that any injunctive or other equitable relief granted by a court located in the State of Kansas, US, or any award. by a court located in the State of Kansas, shall be specifically enforceable as a foreign judgment in the country in which the Plant is located, OWNER is organized or both, as the case may be, and agrees not to contest the validity of such relief or award in such foreign jurisdiction, regardless of whether the laws of such foreign jurisdiction would otherwise authorize such injunctive or other equitable relief, or award.

14.

OWNER hereby agrees to waive all claims against ICM and ICM’s Representatives for any consequential damages that may arise out of or relate to this License Agreement, the Contract or the Proprietary Property whether arising in contract, warranty, tort (including negligence), strict liability or otherwise, including but not limited to losses of use, profits, business, reputation or financing. OWNER further agrees that the aggregate recovery of OWNER and Fagen (and everyone claiming by or through OWNER and Fagen), as a whole, against ICM and ICM’s Representatives, collectively, for any and all claims that arise out of, relate to or result from this License Agreement, the Proprietary Property or the Contract, whether arising in contract, warranty, tort (including negligence), strict liability or otherwise, shall not exceed One Million US Dollars ($1,000,000).

15.

The terms and conditions of this License Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede any prior understandings, agreements or representations by or between the parties, written or oral. Any rule of construction to the effect that any ambiguity is to be resolved against the drafting party shall not be applicable in the Indiana Bio-Energy, LLC interpretation of this License Agreement. This License Agreement may not be modified or amended at any time without the written consent of the parties.

16.

All notices, requests, demands reports, statements or other communications (herein referred to collectively as “Notices”) required to be given hereunder or relating to this License Agreement shall be in writing and shall be deemed to have been duly given if transmitted by personal delivery or mailed by certified mail, return receipt requested, postage prepaid, to the address of the party as set forth below. Any such Notice shall be deemed to be delivered and received as of the date so delivered, if delivered personally. or as of the third business day following the day sent, if sent by certified mail. Any party may, at any time, designate a different address to which Notices shall be directed by providing written notice in the manner set forth in this paragraph.

17.

In the event that any of the terms. conditions, covenants or agreements contained in this License Agreement, or the application of any thereof, shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such term, condition, covenant or agreement shall be deemed void ab initio and shall be deemed severed from this License Agreement. In such event, and except if such determination by a court of competent jurisdiction materially changes the rights, benefits and obligations of the parties under this License Agreement, the remaining provisions of this License Agreement shall remain unchanged unaffected and unimpaired thereby and, to the extent possible, such remaining provisions shall be construed such that the purpose of this License Agreement and the intent of the parties can be achieved in a lawful manner.

18.

The duties and obligations herein contained shall bind, and the benefits and advantages shall inure to, the respective successors and permitted assigns of the parties hereto.

Indiana Bio-Energy, LLC	D-4	December 6, 2006

19.

The waiver by any party hereto of the breach of any term, covenant agreement or condition herein contained shall not be deemed a waiver of any subsequent breach of the same or any other term, covenant, agreement or condition herein, nor shall any custom. practice or course of dealings arising among the parties hereto in the administration hereof be construed as a waiver or diminution of the right of any party hereto to insist upon the strict performance by any other party of the terms, covenants, agreement and conditions herein contained.

20.

In this License Agreement, where applicable, (i) references to the singular shall include the plural and references to the plural shall include the singular, and (ii) references to the male, female, or neuter gender shall include references to all other such genders where the context so requires.

December 6, 2006.

IN WITNESS WHEREOF, the parties hereto have executed this License Agreement, the Effective Date of which is indicated on page 1 of this License Agreement

OWNER:		ICM:

INDIANA BIO-ENERGY, LLC an		ICM, Inc.

By:	/s/	By:	/s/
Title:	Chairman	Title:	President and CEO
Date Signed:	12/06/2006	Date Signed:	12/14/2006

Address for giving notices:		Address for giving notices:

969 North Main Street		301 N First Street
P.O. Box 297		Colwich, KS 67030
Bluffton, IN 46714

Indiana Bio-Energy, LLC	D-5	December 6, 2006

Schedule 4.01(t)

Environmental Compliance

(See attached)

Confidential- Attachment A

October 6, 2005

Attn: Troy Flowers

Midwest Bio Management

(Project: Indiana Bio Energy)

Troyflowers@hotmail.com

317-638-2306

Subject: Environmental Permitting Proposal for a 100 MM GPY Ethanol

Manufacturing Plant (gas, 100% DDGS) in Bluffton, IN

Dear Mr. Flowers:

Per your request for assistance in securing state approval to start construction, the attached is my estimate to prepare the appropriate environmental applications and plans for a selected site. You will be required to obtain other local permits in order to start construction – this proposal is strictly for environmental permitting. All billing will be on a Time & Material basis at the following rates:

Personnel	Rate
Engineering Specialist I	$150 per hour
Process Engineer I	$150 per hour
Engineering Specialist II	$110 per hour
Designer II	$70 per hour
Administrative	$46 per hour

ICM’s billing for time is based on the above hourly rates with no additional markup. Travel and travel expenses are billed at cost plus 15%. Other billings may include subcontractor and/or necessary consultant costs and will be billed biweekly on a time & material plus 15% basis. Applicable sales tax, if any, will be added accordingly. Any use, gross receipts, or other excise taxes and charges imposed by any federal, state, or municipal law, ordinance, or regulation upon the provision of services covered under this Agreement are also not included and will be billed as required.

ICM’s experience is that a Time and Materials type agreement is generally preferable for the client due to the unexpected circumstances that may arise during environmental permitting. Additional costs may be imposed on the project of ICM is required to address significant public comment and/or assist in lengthy agency negotiations regarding specific permit terms and conditions.

The following costs (if required) are not included in the proposal, permit application fees, amended submittals, ambient air sampling, continuous emission monitoring, health risk.

Attachment A

Before Ground Breaking		Estimated Costs	Check Box For ICM Task
201.	Air construction Permit (Modeling Costs Included)	$10,000 - $25,000	X .
202.	Stormwater Notice of Intent (General Permit) – Construction	$500 - $1000	X .
203.	Stormwater Pollution Prevention Plan – Construction	$4,000 - $6,000	X .
204.	State Historical Society Research	$450	.
205.	Endangered Species Research	$450	.
206.	Health Risk Assessment (state dependent)	$20,000 - $50,000	.
207.	Above Ground Storage Tank General Permit Application (state dependant)	$3,000 - $5,000	X .
208.	Odor Action Plan (Optional)	$1,500	.
209.	Basic Environmental Assessment (state dependent)	$4,500 - $10,000	X .
211.	Corps of Engineers Section 404 Permit (if wetlands are present)	$1,500 - $5,000	X .
212.	Ethanol ECS (Environmental Compliance System) (optional)	$5,500	.
295.	Environmental Project Management	$1,000 - $5,000	See Notes

Before Operation
221.	Industrial Well Permit/Registration (ICM recommends application prior to construction)	$3,000 - $40,000	X .
222.	Water Discharge Permit (NPDES, POTW, Irrigation, and/ or Irrigation Plan)	$4,000 - $15,000	X .
223.	Hydrostatic Testing Water Discharge Permit	$1,500 - $2,500	.
224.	Stormwater Notice of Intent (General Permit) - Industrial Operation	$500 - $1,000	X .
225.	Stormwater Pollution Prevention Plan - Industrial Operation	$4,000 - $6,000	X .
226.	Risk Management Plan	$1,500 - $3,000	X .
227.	Spill Prevention Controls and Countermeasures Plan (PE Certification Not Included)	$5,000 - $12,000	X .
228.	Public Water Supply Permit	$3,500 - $5,500	X .
229.	Permit from the Alcohol, Tobacco Tax and Trade Bureau	$500 - $1,000	X .
231.	County Health Department Septic System Permit (geological work extra)	$1,500 - $3,000	.
232.	Facility Response Plan	$5,000 - $12,000	X .
233.	Site Security Plan	$1,200 – $1,700	X .
234.	NSPS Notifications (includes 4 notifications)	$500 - $1,200	X .

30 – 90 Days After Startup
241.	CESQG Plan (including classification of waste)	$5,000 - $8,000	.
242.	Tier II Initial Reporting	$2,500	.
243.	Emissions Testing Contractor Support	$2,500 - $5,000	.
244.	Operations Monitoring Plan, CEMs, PEMs – evaluation, selection and/or preparation	$ 2,500 - $5,000	.

180 Days After Startup (After Emissions Testing)
251.	Air Permit to Operate	$10,000 - $12,000	.

Annually After Startup
261	Annual Emission Inventory	$3,500 - $4,500 per year	.
262.	Tier II Reporting	$2,500 - $3,000 per year	.
263.	Form R Reporting	$3,000 $4,000 per year	.

Confidential- Attachment A

SERVICE AGREEMENT

Concluded

11.

TIME TO BAR TO LEGAL ACTION

A.

Period: All legal actions, including claims for indemnity, by either party against the other for failure to perform or to perform properly under this Agreement or any legal action however denominated essentially based upon such breach shall be barred 2 years from commencement of the period defined in B.

B.

Commencement of Period: The period commences when the claimant knew or should have known of its claim. But, in any event, the period commences for:

1.

Client claims when Consultant’s performance is substantially complete; and

2.

Consultant claims when final payment by client has been made.

12.

ENTIRE AGREEMENT. In the event any services provided for herein are authorized by the client to be performed or caused to be performed by Consultant prior to the effective date of this agreement, such Services shall be deemed to have been performed under this Agreement. This Agreement, including all attachments incorporated herein by reference, constitutes the entire Agreement between the parties. Any oral agreements, understandings, proposals, purchase orders or negotiations are intended to be integrated herein and to be superseded by the terms and conditions of this Agreement.

AUTHORIZATION TO PROCEED:

INDIANA BIO-ENERGY, LLC an		ICM, Inc.

By:	/s/ Stephen J. Hogan	By:	/s/
Title:	President	Title:	Env. Mgr.
Date	10/17/2005	Date	10/06/2005

SA-3

Attachment B

Explanation of Permits and Scope of Work

201.)

Air Construction Permit:

An air construction permit application package will be prepared for the owners review and approval. It will then be submitted to the state for review. The air construction permit allows a company to build, initially operate, and test a new source of air pollution. This permit typically is valid from 12 to 24 months (depending on which state) and extensions may be granted. Application fees for the construction permit vary by state and will be paid by the owner. The air permit must be obtained before construction (pouring concrete) and in some states before dirt work can occur.

202.)

Storm Water Notice Of Intent (General Permit) - Construction

A Storm Water Notice of Intent must be submitted before grading can begin. This Notice is to make the state aware that grading activities are to begin. State and federal storm water programs are in place to protect rainfall, snow melt, and other storm water from becoming contaminated with pollutants. The amount of time that this permit must be submitted prior to work commencing varies by state. ICM will prepare the NOI for the owners review. Any fees associated with the NOI will be paid by the owner.

203.)

Storm Water Pollution Prevention Plan - Construction

A Storm Water Pollution Prevention Plan for Construction details how storm waters will be protected from exposure to pollutants. Also, included in this plan are details to prevent excessive soil erosion until vegetation begins growing. Once the final plant footprint and grading plan have been prepared by the civil engineering company, ICM will prepare the construction Plan that must be maintained on the construction site before grading commences.

204.)

State Historical Society Research

State Historical Society checks for the existence of historical sites (including Indian burial grounds) at the site where construction and industry are to occur. ICM will initiate a historical review in the surrounding area and obtain state approval that there are no historical issues associated with the site. Any filing fees are the owner’s responsibility.

205.)

Endangered Species Research

Endangered Species reviews consist of a record of review for protected species (state and federal listed endangered or threatened), rare natural communities, state lands and waters in the project area, including review by personnel representing state parks, preserves, recreation areas, wetlands, fisheries, and wildlife. ICM will initiate an endangered species review in the surrounding area and obtain state approval that there are no endangered species issues associated with the site. Any filing fees are the owner’s responsibility.

206.)

Health Risk Assessment

A Health Risk Assessment looks at the potential for risks to human health due to the existence and operation of the facility. The requirement for this assessment varies by state. If this is required, ICM will contract with a consultant skilled in the preparation of approvable health risk assessment techniques for the given state. Any filing fees are the owner’s responsibility.

207.)

Above Ground Storage Tank General Permit Application

Storage tanks are typically registered through the state environmental agency and the fire marshal for environmental and fire safety reasons. ICM in cooperation with the tank manufacturing and construction company prepare the required permit application package. Any filing fees are the owner’s responsibility.

Confidential – Attachment B

208.)

Odor Action Plan

An Odor Action Plan is a “Good Neighbor” approach to looking at community concerns regarding odor from a facility. If requested by the owner, ICM will prepare an “Odor Action Plan.” The plan typically contains methods of validating the odor complaint and mitigation of the odor.

209.)

Basic Environmental Assessment

Some States require that reasonably available environmental data about a project’s environmental be researched and presented in a document made available for public review and comment. If required by a state, ICM will prepare the Environmental Assessment. In some cases, experts may need to be retained. Any filing fees are the owner’s responsibility.

211.)

Corps Of Engineers Section 404 Permit

Building on or disturbing land that is wet even part of the year may qualify the land as a “wetland” under federal regulations. The section 404 permit allows and/or restricts activities that can occur with the land. This permit also addresses development of areas in floodplains. ICM will prepare the permit application. Any filing fees are the owner’s responsibility.

212.)

Environmental Compliance System (ECS)

The ECS is a user friendly Microsoft© Excel Spreadsheet designed to help a facility monitor, track, and· record all required permits and permit requirements. This program is designed to help a facility meet environmental permitting obligations for every stage of permitting from the very early stages of environmental permitting, through several years of operations. This tool is not required from a permitting standpoint, but highly recommended. Additional assistance can be provided to help set up and populate the spreadsheet.

221.)

Industrial Well Permit/Registration

Industrial Well Permit/Registration is typically required for construction of a new well and use of water in large quantities from a well or body of water so that interference with neighboring wells does not occur. ICM will prepare the permit/registration application. Depending on the state, this permit may require that ICM retain independent and local consultants skilled in water allocation approval. Any filing fees are the owner’s responsibility.

222.)

Water Discharge Permit (NPDES, POTW, Irrigation, and/or Irrigation Plan)

These permits are associated with discharging wastewater from the facility (typically process wastewater, cooling tower blow-down, boiler blow-down, etc.) to either a body of water (NPDES), a public treatment system (POTW), and/or to ground applications in the form of irrigation. If irrigation to crop land occurs an Irrigation Plan is also necessary, and details how the irrigation amounts and contents will affect certain soils and crops. These permits aid in the prevention of pollutants from entering natural waters and crops where natural ecosystems and food supplies can be endangered. ICM will prepare the water discharge permit application package depending on the customer’s requirements. Any filing fees are the owner’s responsibility.

223.)

Hydrostatic Testing Water Discharge Permit

A Hydrostatic Testing Water Discharge Permit allows for the temporary discharge of water used for testing the integrity of vessels and equipment as a part of construction activities. ICM will prepare the discharge permit application package or obtain approval from a facility (POTW) licensed to discharge such water. Any filing fees are the owner’s responsibility.

Confidential – Attachment B

224.)

Storm Water Notice of Intent (General Permit) -- Industrial Operation

A Storm Water Pollution Prevention Plan for Industrial Operation is similar to the same permit for construction in that it details how storm waters will be protected from exposure to pollutants after the plant begins operation. Also, included in this plan are details to prevent excessive soil erosion until vegetation begins growing. ICM will prepare the NOI for the owners review. Any fees associated with the NOI will be paid by the owner.

225.)

Storm Water Pollution Prevention Plan -- Industrial Operation

A Storm Water Pollution Prevention Plan for Industrial Operation is similar to the same permit for construction in that it details how storm waters will be protected from exposure to pollutants, however, this plan focuses on normal industrial activities at the site after the plant begins operation. ICM will prepare the Industrial SWPPP for the owner’s review.

226.)

Risk Management Plan

This goal of this plan is to prevent the release of chemicals that could cause serious harm to human health or the environment and to reduce the severity of releases that do occur. Included in this plan are an offsite consequence analysis, a five-year accident history, an accident prevention program, and an emergency response program. This plan requires updating at least every five years, and within 6 months of making certain changes onsite. Ethanol plants typically require a risk management plan that covers storing denaturants and/or ammonia. This plan must be in place prior to storage of covered chemicals on-site. ICM will prepare the Risk Management Plan for the owner’s review and submission.

227.)

Spill Prevention Controls And Countermeasures Plan

Spill Prevention Controls and Countermeasures Plans are written to address the likelihood and prevention of spills of petroleum based substances as well as what actions are to be taken in the event that a spill does occur. Proposed regulations require the plan be in place before storage of denaturant. ICM will prepare the SPCC Plan for the owner’s review.

228.)

Public Water Supply Permit

There are two reasons to receive a Public Water Supply Permit. One, if there are more than 25 people on a site the access to the public water supply must be permitted, and two, if the process water is going to come from the public water supply, the quantity of water will necessitate a permit. Public water supplies can not always supply quantities required by some industries, and other sources may need to be evaluated. ICM will prepare the Public Water Supply Permit for the owner’s review.

229.)

Permit From Of Alcohol, Tobacco Tax And Trade Bureau

This permit allows the facility to manufacture ethanol. In some states, registration with the state agency may also be required. ICM will prepare the BATF permit application for the owner’s review. Any filing fees are the owner’s responsibility.

231.)

County Health Department Septic System Permit

A septic system permit must be obtained if the sanitary sewer for a facility is to be tied into a leach field or septic pond instead of a local POTW. ICM will prepare the septic system permit application for the owner’s review. Any filing fees are the owner’s responsibility.

Confidential – Attachment B

232.)

Facility Response Plan

A Facility Response Plan is required when a facility stores oil or oil containing products in quantities greater than 1,000,000 gallons and there is a potential for that oil to come in contact with navigable waters. The FRP is designed to ensure that certain facilities have adequate oil spill response capabilities. This plan is part of the SPCC requirements. ICM will prepare this plan in conjunction with the SPCC for review and implementation.

233.)

Site Security Plan

A site security plan is required by the Department of Transportation and is a plan designed to enhance the security of hazardous materials being transported. ICM has prepared a site security plan which has been approved by the DOT. This plan can easily be modified to suit an individual. Additional assistance can be provided to modify this plan to a specific facility.

234.)

NSPS Notifications

A NSPS notification is required before and after the start of construction and operations for several processes or pieces of equipment. ICM will prepare a notification letter (and form if needed) for the owner to submit to comply with these regulations. This activity consists of four (4) notifications.

241.)

CESQG Plan

The Resource Conservation and Recovery Act covers disposal of solid and hazardous wastes. Typically, ethanol plants generate such a small quantity of hazardous and solid waste that they are either classified as a conditionally exempt small quantity generator (CESQG). The classification is entirely dependent on the amount of hazardous waste generated and can change over time. While a Plan is not required by regulation for CESQG sources, a Plan can be prepared by ICM so that the plant can document on a monthly basis that it is a CESQG and therefore not subject to hazardous waste regulations.

242.)

Tier II Initial Reporting

Tier II reporting lists hazardous chemicals stored on-site. The information provides the local emergency officials and the fire department that potential hazards exist at a site. A Tier II report must be completed with in 90 days of operating. After the initial report, the Tier II is due annually. ICM will help prepare and submit this report to the appropriate authorities.

243.)

Emissions Testing Contractor Support

Each facility will be required to complete stack testing after the plant begins operations. ICM will help obtain bid specification, select a vendor, review testing protocol, and review final text reports in accordance with the facility’s air permit.

244.)

Operations Monitoring Plan, CEMs, PEMs

Depending on the size of boiler or thermal oxidizer, a facility may be required to install a CEMs or PEMs, or complete an operational monitoring plan. ICM will help the facility find a vendor or prepare the operations monitoring plan as required by a facility’s air permit

251.)

Air Permit To Operate

The Air Operation Permit allows the company to operate the pollutant source within certain requirements detailed in the permit. This permit is typically valid for up to five years, and may be renewed. There is an annual fee associated with this permit that is based upon the previous year’s actual emissions. ICM will prepare the Air Operating Permit Application package for the owner’s review. Any filing fees are the owner’s responsibility.

Confidential – Attachment B

261.)

Annual Emission Inventory

This is an annual accounting to the governing agencies of actual pollution generated by the facility. Annual Air Operating Permit Fees are based upon this report. ICM will prepare the annual air emission inventory for the owner’s review and submission. Any emission fees are the owner’s responsibility.

262.)

Tier 2 Reporting

As mentioned above, Tier II reporting lists hazardous chemicals stored on-site. The information provides the local emergency officials and the fire department that potential hazards exist at a site. This is an annual requirement. ICM will prepare the annual Tier II report for the owner’s review and submission. Any submission fees are the owner’s responsibility.

263.)

Form R Reporting

Form R reporting is required for facilities that process or otherwise use certain listed chemicals above a regulated quantity. Reporting includes documenting all releases to the environment for those chemicals. This is an annual requirement. ICM will prepare the annual Form R report for the owner’s review and submission. Any submission fees are the owner’s responsibility.

295.)

Environmental Project Management

This category is for ICM’s project management costs and includes project management and miscellaneous work that arises during the preparation of deliverables not specifically anticipated. An example could be extended or unpredicted research at the request of the customer or agency.

Confidential – Attachment B

Schedule 5.01(o)

Management

Edgar Seward, Jr., General Manager and Director

Indiana Bio- Energy, LLC

969 North Main Street

P. O. Box 297

Bluffton, Indiana 46714

Indiana Bio-Energy, LLC

Board Members

Troy Flowers

Dave Geary

Steve Hogan

Jim Jackson

Michael King

Ron Miller

John Mullins

Michael Odai

Randy Plummer

John Roembke

Jim Schriver

Edgar Seward

Alani Treuer

Mike Willis

Schedule 5.02(a)

Description of Certain Liens, Lease Obligations, etc.

None

Schedule 5.02(k)

Transactions with Affiliates

(see attached)

IBE Investor	Entity	Transaction

Steve Hogan	Midwest Bio-Management	Management services agreement with IBE

Troy Flowers	Midwest Bio-Management	Management services agreement with IBE

David Dale	Dale & Huffman Law Firm	Provide legal services to IBE. Contractual relationship with David Dale through December 2006. Currently, David Dale is providing services on a limited basis on T & M for property related items.

Mike Swinford	Jackson-Briner JV	J-B has contractual agreement in place with IBE to manage construction on site for items outside of design-builder’s scope of work.

Tom Jackson	Jackson-Briner JV	J-B has contractual agreement in place with IBE to manage construction on site for items outside of design-builder’s scope of work.

Jim Swinford	Jackson-Briner JV	J-B has contractual agreement in place with IBE to manage construction on site for items outside of design-builder’s scope of work.

Aventine Renewable Energy	Aventine Renewable Energy	Aventine has a contractual agreement in place with IBE to provide ethanol marketing services

Commodity Specialists Company	Commodity Specialists Co.	Commodity Specialists Company has a contractual agreement in place with IBE to provide DOGS marketing services

Cargill Biofuels Investments, LLC	Cargill AgHorizons	Cargill AgHorizons has a contractual agreement in place with IBE to provide corn origination services

Edgar Seward	Edgar Seward	Edgar Seward has a management contract with IBE to provide General management services

Fagen Energy, Inc.	Fagen, Inc.	Fagen, Inc. has a contractual agreement in place with IBE to provide design-build services.